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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

United Online, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 15, 2009

TO OUR STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of United Online, Inc. will be held on Monday, June 15, 2009, at 10:30 a.m. Pacific time at the Hilton Woodland Hills, 6360 Canoga Avenue, Woodland Hills, California 91367, for the following purposes:

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  to elect two directors to serve on our Board of Directors for a term of office to expire at the third annual stockholders' meeting following their election, with each director to hold office until his successor is duly elected and qualified or until his earlier resignation or removal;

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  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

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  to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        Please refer to the attached proxy statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

        Only stockholders of record at the close of business on April 28, 2009, the record date, are entitled to notice of and to vote at the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the meeting and at our executive offices located at 21301 Burbank Boulevard, Woodland Hills, California 91367.

        Under the Securities and Exchange Commission rules, we are providing our stockholders with access to our proxy materials on the Internet in lieu of mailing printed copies. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email until you elect otherwise. If you have previously elected to receive paper copies of our proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

        All stockholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend, please vote as soon as possible.

Sincerely,

Mark R. Goldston Chairman, President and Chief Executive Officer

Woodland Hills, California
April 29, 2009

United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California 91367

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2009

General

        This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on Monday, June 15, 2009 at 10:30 a.m. Pacific time at the Hilton Woodland Hills, 6360 Canoga Avenue, Woodland Hills, California 91367, for the purposes of:

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  electing two directors to serve on our Board of Directors for a term of office to expire at the third annual stockholders' meeting following their election, with each director to hold office until his successor is duly elected and qualified or until his earlier resignation or removal;

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  ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

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  transacting such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Internet Availability of Proxy Materials

        Under the Securities and Exchange Commission (the "SEC") rules, we are providing our stockholders with access to our proxy materials, which include this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, on the Internet in lieu of mailing printed copies. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive paper copies of our proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

        Instead of printed copies of our proxy materials (unless you have previously requested electronic or paper delivery), you will receive, in the mail, a "Notice Regarding the Availability of Proxy Materials" (the "Notice"). The Notice is different than the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. We will begin mailing the Notice to stockholders on or about April 30, 2009 and the proxy materials will be first made available on the Internet on or about April 30, 2009. Thereafter, we will also begin distributing proxy materials electronically to stockholders who have previously elected to receive these materials via email and mailing printed copies of our proxy materials to stockholders who have previously elected to receive these materials in paper format.

        The Notice will contain instructions on how to access and review our proxy materials and vote online. The Notice also will contain instructions on how you can request a printed copy of our proxy materials, including a proxy card if you are a record holder or a voting instruction form if you are a beneficial owner. By following the instructions in the Notice, you may request to receive, at no cost, a printed or electronic copy of our proxy materials for the annual meeting and materials for future proxy solicitations. Your request to receive materials in paper or via email will remain in effect until you terminate it. A copy of our proxy materials is available, free of charge, on our corporate Web site (www.unitedonline.com) under "Investor Relations." By referring to our Web site, we do not incorporate the Web site or any portion of the Web site by reference into this proxy statement.

        We follow a procedure called "householding," which the SEC has approved. Under this procedure, we may deliver a single copy of the Notice to stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. All stockholders have the ability to access the proxy materials on the Web site referred to in the Notice. If you would like to receive a separate copy of the Notice (or, if you requested a printed copy of the proxy materials, a separate copy of the proxy materials), please submit your request to: United Online, Inc., c/o Investor Relations, 21301 Burbank Boulevard, Woodland Hills, California 91367, telephone: 1 (818) 287-3000. Similarly, if you share an address with another stockholder and received multiple copies of the Notice, you may write or call us at the above address and telephone number to make arrangements to receive a single copy of the Notice at the shared address in the future.

        If your shares are registered differently or are held in more than one account at a brokerage firm, bank, broker-dealer, or other similar organization, you may receive more than one Notice. Please follow the instructions printed on each Notice that you receive and vote the shares represented by each Notice to ensure that all of your shares are voted. If you requested to receive a printed copy of the proxy materials, please follow the voting instructions on the proxy cards or voting instruction forms, as applicable, and vote all proxy cards or voting instruction forms, as applicable, to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. If you are a registered holder, you can accomplish this by contacting our transfer agent at: Computershare Trust Company, N.A. at 1 (800) 962-4284 or in writing at Computershare Trust Company, N.A., P.O. Box 43070, Providence, Rhode Island 02940. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, you can accomplish this by contacting the brokerage firm, bank, broker-dealer, or other similar organization.

Voting; Quorum

        Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Common stockholders of record at the close of business on April 28, 2009, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date, 83,027,356 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the annual meeting, in person or by proxy, of a majority of the shares of common stock issued and outstanding on April 28, 2009 will constitute a quorum.

        All votes will be tabulated by the Inspector of Elections appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares held of record by, among others, brokerage firms or financial institutions but not voted due to the failure of the beneficial owners of those shares to provide voting instructions in cases in which such brokerage firms or financial institutions do not have discretion to vote on the proposal without such instructions. See "Voting Procedure—Beneficial Owners of Shares Held in Street Name" below. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum for the transaction of business. Broker non-votes are not entitled to vote at the annual meeting and will not be counted for purposes of determining whether a proposal has been approved.

        The election of directors will be by plurality vote, and the nominees receiving the highest number of affirmative votes will be elected. Votes marked "withheld" will not affect the outcome of the election. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the outstanding shares of common stock represented at the annual meeting and entitled to vote. Abstentions with respect to this proposal will count as votes against this proposal.

Voting Procedure

        Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record and you received the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. You can vote in person at the annual meeting or by proxy. The Notice is not a ballot. You cannot use it to vote your shares. If you mark your vote on the Notice and send it back to us, your vote will not count. There are three ways stockholders of record can vote by proxy: (1) by telephone by requesting a printed copy of the proxy materials and following the instructions on the proxy card; (2) by Internet by following the instructions provided in the Notice; or (3) by requesting a printed copy of the proxy materials, and then completing and returning the enclosed proxy card prior to the annual meeting or submitting a signed proxy card at the annual meeting. Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal One (unless the authority to vote for the election of such directors is withheld) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two.

        Beneficial Owners of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and such organization forwarded to you the Notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. The Notice is not a ballot. You cannot use it to vote your shares. If you mark your vote on the Notice and send it back to your broker, your vote will not count. There are two ways beneficial owners of shares held in street name can vote by proxy: (1) by requesting a printed copy of the proxy materials and following the instructions on the voting instruction form or (2) by Internet by following the instructions provided in the Notice. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." The election of the two directors to serve on our Board of Directors and the ratification of our independent registered public accounting firm at the annual meeting each constitute a routine matter on which the organization holding your shares may vote.

        Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy or your authenticated Internet or telephone proxy, will give authority to each of Mark R. Goldston, Scott H. Ray and Neil P. Edwards to vote on such matters at his discretion.

YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

        You may revoke your proxy at any time before it is actually voted at the annual meeting by:

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  delivering written notice of revocation to our Corporate Secretary at 21301 Burbank Boulevard, Woodland Hills, California 91367;

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  submitting a later dated proxy; or

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  attending the annual meeting and voting in person.

        Your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the annual meeting by executing a form of proxy designating that person to act on your behalf.

        Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Solicitation

        This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to these individuals for any such services.

Stockholder Proposals for 2010 Annual Meeting

        Stockholder proposals that are intended to be presented at our 2010 annual meeting of stockholders and included in our proxy statement relating to the 2010 annual meeting must be received by us no later than December 30, 2009, which is 120 calendar days before the anniversary of the date of this proxy statement. If the date of the 2010 annual meeting is moved more than 30 days prior to, or more than 30 days after, June 15, 2010, the deadline for inclusion of proposals in our proxy statement for the 2010 annual meeting instead will be a reasonable time before we begin to print and mail our proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2010 annual meeting.

        If a stockholder wishes to present a proposal at our 2010 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to the 2010 annual meeting, the stockholder must give advance notice to us prior to the deadline (the "Bylaw Deadline") for the annual meeting determined in accordance with our amended and restated bylaws ("bylaws"). Under our bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 17, 2010, and no earlier than February 15, 2010, which dates are 90 days and 120 days, respectively, prior to the anniversary of the date for this year's annual meeting.

        However, if we determine to change the date of the 2010 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, June 15, 2010, stockholder proposals intended for presentation at the 2010 annual meeting but not intended to be included in our proxy statement relating to the 2010 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the day on which such notice of the date of the 2010 annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs (the "Alternate Date"). If a stockholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2010 annual meeting. All stockholder proposals must be in the form required by our bylaws.

        If a stockholder complies with such procedures and submits the proposal before the Bylaw Deadline (or the Alternate Date, if applicable), then the holders of proxies solicited by our Board of Directors for the annual stockholders' meeting at which that proposal is submitted will not have discretionary voting power with respect to that proposal and cannot vote those proxies in the absence of specific voting instructions from the persons who gave those proxies. For information and procedures regarding a stockholder's ability to nominate directors at an annual meeting or recommend to the Nominating Committee candidates for nomination as a director at an annual meeting, see "Stockholder Recommendations for Nominations to the Board of Directors" and "Stockholder Nominations of Directors," which appear elsewhere in this proxy statement.

        We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's annual meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting or any adjournment or postponement thereof.

 MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes with staggered terms, which will usually be approximately three years in length. Our bylaws provide that each director, once elected, holds office for a term to expire at the third annual stockholders' meeting following his or her election until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

        The class whose term expires at this annual meeting has two directors, James T. Armstrong and Dennis Holt, who are both nominated for re-election. Each of the directors elected at this annual meeting will hold office for a term to expire at the third annual stockholders meeting following his or her election until his or her successor is duly elected and qualified or until such person's earlier resignation or removal. If both nominees are elected, our Board of Directors will consist of seven individuals.

        The nominees named below have agreed to serve if elected, and we have no reason to believe that they will be unavailable to serve. If, however, the nominees named below are unable to serve or decline to serve at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board of Directors. Unless a stockholder specifies otherwise, a returned proxy will be voted FOR the election of the nominees listed below.

        On September 25, 2001, NetZero, Inc. ("NetZero") and Juno Online Services, Inc. merged (the "Merger") into two wholly-owned subsidiaries of United Online, Inc. ("United Online") and each of the directors of NetZero became a director of United Online pursuant to the terms of the Merger. James T. Armstrong, Dennis Holt, Robert Berglass and Mark R. Goldston were directors of NetZero prior to the Merger.

        The following table sets forth information with respect to the persons nominated for re-election at the annual meeting:

Name	Age	Director Since	Positions
James T. Armstrong	43	2001	Director, Member of Audit and Nominating Committees
Dennis Holt	72	2001	Director, Nominating Committee Chair, Member of Compensation Committee

        James T. Armstrong has served as one of our directors since the Merger and was a director of NetZero from 1998 until the Merger. Mr. Armstrong has been a Managing Director with Clearstone Venture Partners (formerly idealab! Capital Partners) since August 1998. From May 1995 to August 1998, Mr. Armstrong was an associate with Austin Ventures. From September 1989 to March 1992, Mr. Armstrong was a senior auditor with Ernst & Young. Mr. Armstrong serves on the board of directors of several private companies. Mr. Armstrong received his B.A. in Economics from the University of California at Los Angeles and his M.B.A. from the University of Texas.

        Dennis Holt has served as one of our directors since the Merger and was a director of NetZero from January 2001 until the Merger. Mr. Holt founded US International Media LLC, and has been its Chairman and Chief Executive Officer since March 2004. Mr. Holt also serves as Chairman and Chief Executive Officer of Patriot Communications LLC, a telecommunications service bureau, which he created in 1990 as a subsidiary of Western International Media. Mr. Holt founded Western International Media, a media buying service, in 1970 and was the Chairman and Chief Executive Officer from 1970 through January 2002. Mr. Holt also serves on the board of directors of Westwood One, Inc. and several private and philanthropic companies. Mr. Holt received his B.A. in Administration from the University of Southern California.

Continuing Directors

        Our other directors are as follows:

Name	Age	Director Since	Positions
Mark R. Goldston	54	2001	Chairman, President, Chief Executive Officer, Director and Sole Member of Secondary Compensation Committee
Robert Berglass	71	2001	Lead Independent Director, Compensation Committee Chair
Kenneth L. Coleman	66	2001	Director, Member of Audit and Compensation Committees
Howard G. Phanstiel	60	2008	Director, Audit Committee Chair
Carol A. Scott	59	2003	Director, Member of Audit and Nominating Committees

        The terms for Messrs. Berglass and Coleman will expire at the next annual meeting of stockholders and the terms for Messrs. Goldston and Phanstiel and Ms. Scott will expire at the next annual meeting of stockholders thereafter.

        Mark R. Goldston has served as our Chairman, Chief Executive Officer and a director since the Merger. Prior to May 2006 and since June 2007, Mr. Goldston served as our Chairman, President, Chief Executive Officer and a director. Between May 2006 and May 2007, he served as our Chairman, Chief Executive Officer and a director. He served as NetZero's Chairman and Chief Executive Officer and one of its directors from March 1999 until the Merger. Prior to joining NetZero, Mr. Goldston served as Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm, from December 1997 to March 1999. From April 1996 to December 1997, he served as President, Chief Executive Officer and a director of Einstein/Noah Bagel Corp. after founding and serving his initial term with The Goldston Group from June 1994 to April 1996. Mr. Goldston also served as President and Chief Operating Officer of L.A. Gear from September 1991 to June 1994 and as a principal of Odyssey Partners, L.P., a private equity firm, from September 1989 to September 1991. Before joining Odyssey Partners, Mr. Goldston held various executive positions including Chief Marketing Officer of Reebok, President of Faberge USA, Inc. and Vice President of Marketing Worldwide for fragrance and skincare at Revlon, Inc. Mr. Goldston is the author of a business book entitled, The Turnaround Prescription, which was published in 1992 and is the named inventor on 13 separate U.S. patents on products such as inflatable pump athletic shoes, lighted footwear, and a method for delivering electronic content over the Internet. Mr. Goldston received his B.S.B.A. in Marketing and Finance from Ohio State University and his M.B.A. (M.M.) from the J.L. Kellogg School at Northwestern University. He serves on the Dean's Advisory Board of the J.L. Kellogg School at Northwestern University and the Dean's Advisory Board of the Ohio State University Fisher School of Business.

        Robert Berglass has served as one of our directors since the Merger, and has been a member of the board of directors of Classmates Media Corporation ("CMC"), a wholly-owned subsidiary of the company, since September 2007. Mr. Berglass was a director of NetZero from November 2000 until the Merger. Mr. Berglass has been our Lead Independent Director since February 2006. Since January 2002, Mr. Berglass has been the Chairman of DAVEXLABS LLC. From 1998 until April 2001, Mr. Berglass was the Chairman, Chief Executive Officer and President of Schwarzkopf & DEP, Inc. (formerly DEP Corporation), a division of Henkel KGAA. Mr. Berglass had held those positions following Henkel KGAA's acquisition of DEP Corporation in 1998. From 1969 to 1998, Mr. Berglass was the Chairman, Chief Executive Officer and President of DEP Corporation. Before joining DEP Corporation, Mr. Berglass held various positions at Faberge, Inc., including Corporate Executive Vice President.

        Kenneth L. Coleman has served as one of our directors since September 2001, and has been a member of the board of directors of CMC since September 2007. Since February 2006, Mr. Coleman has been the Chairman of Accelrys. In May 2002, Mr. Coleman founded ITM Software and served as its Chairman and Chief Executive Officer until January 2006. In May 2001, Mr. Coleman founded Coleman Consulting and consulted on various strategic matters for several companies through May 2002. From 1987 through May 2001, he held various positions, including Executive Vice President of Global Sales, Service and Marketing, with Silicon Graphics, Inc. Mr. Coleman serves on the board of directors of MIPS Technologies, Inc., City National Bank and Accelrys (formerly Pharmacopeia Inc.). Mr. Coleman received his B.S. and M.B.A. from Ohio State University.

        Howard G. Phanstiel has served as one of our directors since October 2008, and has been a member of the board of directors of CMC since September 2007. He has been a managing member of Phanstiel Enterprises LLC, a private consulting and investment firm, since April 2007. From January 2006 to April 2007, Mr. Phanstiel was an Executive Vice President of UnitedHealth Group Incorporated. From October 2000 to December 2005, Mr. Phanstiel was the Chief Executive Officer of PacifiCare Health Systems, Inc. and from 2002 to 2004 he was also its Chairman. Mr. Phanstiel earned a B.A. in Political Science from Syracuse University and a Masters in Public Administration from the Maxwell School of Citizenship and Public Affairs of Syracuse University.

        Carol A. Scott has served as one of our directors since April 2003, and has been a member of the board of directors of CMC since September 2007. Ms. Scott is a professor of marketing and faculty director of the Executive Program at The John E. Anderson Graduate School of Management at the University of California at Los Angeles. Ms. Scott has been on the faculty at UCLA since 1977, and served the school in a variety of administrative positions from 1986 through 1994, including chairman of the faculty and associate dean for academic affairs. She was also a visiting associate professor at the Harvard Business School in 1985, and was on the faculty at Ohio State University for three years prior to joining UCLA in 1977. Ms. Scott is a frequent author and lecturer and has served on the Editorial Board of the Journal of Consumer Research since 1980.

Code of Ethics

        Our Code of Ethics applies to all of our directors and officers, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethics constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and is our "code of conduct" within the meaning of the Nasdaq Marketplace Rules applicable to companies whose stock is listed for trading on the NASDAQ Global Select Market. A current copy of the Code of Ethics is available on our corporate Web site (www.unitedonline.com) under "Investor Relations."

Stockholder Communications with Directors

        The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o Corporate Secretary" at 21301 Burbank Boulevard, Woodland Hills, California 91367.

        All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any individual, group or committee of directors, the General Counsel's office will make sufficient copies of the contents to send to the director or to each director who is a member of the group or committee to which the envelope is addressed.

Board Committees and Meetings

        Seven individuals sit on our Board of Directors, the following six of whom are "independent directors" as that term is defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules: Messrs. Armstrong, Berglass, Coleman, Holt and Phanstiel and Ms. Scott. Our Board of Directors held 16 meetings during 2008. Our Board of Directors has an Audit Committee, a Compensation Committee, a Secondary Compensation Committee and a Nominating Committee. During 2008, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Members of the Board of Directors and its committees also consulted informally with management from time to time and acted at various times during 2008 by written consent without a meeting. Additionally, non-management Board members met in executive sessions without the presence of management periodically during 2008. We do not have a policy regarding director attendance at our annual meetings. Three of our directors attended our annual meeting held in 2008.

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  Audit Committee.  The Audit Committee consists of four directors, Messrs. Armstrong, Coleman and Phanstiel and Ms. Scott. The Audit Committee oversees our accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee is responsible for the appointment, compensation, retention, oversight and termination of our independent registered public accounting firm, including evaluating their independence and reviewing their performance. In addition, the Audit Committee is responsible for reviewing and discussing the annual audit plan with our independent auditors, reviewing our annual consolidated financial statements, our interim consolidated financial statements and our internal controls over financial reporting and accounting practices and policies, reviewing with management our risk assessment and risk management policies and procedures, reviewing and approving or disapproving any proposed transactions required to be disclosed by Item 404 of Regulation S-K and reviewing legal and regulatory matters. The Audit Committee also performs other functions or duties, within the scope of its responsibilities, as deemed appropriate by the Audit Committee or our Board of Directors. The Audit Committee was formed on September 25, 2001 and held 12 meetings during 2008. The Audit Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually by the Audit Committee and revised as appropriate. A current copy of the Audit Committee charter is available on our corporate Web site (www.unitedonline.com) under "Investor Relations." Our Board of Directors has determined that all members of the Audit Committee are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and also satisfy the additional criteria for independence for Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Phanstiel, who serves as Chairman of the Audit Committee, qualifies as a "financial expert" as that term is defined under applicable SEC rules. In 2004, the Audit Committee established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee meets privately with members and representatives of our independent registered public accounting firm, and members and representatives of our independent registered public accounting firm have unrestricted access and report directly to the Audit Committee. The Audit Committee has selected PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2009 and is recommending that our stockholders ratify this appointment at the annual meeting. The Audit Committee Report may be found on page 52 of this proxy statement.

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  Compensation Committee.  The Compensation Committee consists of three directors, Messrs. Berglass, Coleman and Holt, all of whom are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Compensation Committee oversees our executive compensation and employee equity-based benefit plans. The Compensation Committee is responsible for reviewing the compensation of our executive officers and determining the nature and amount of the various components of such compensation, including any adjustments to their annual base salary, the establishment of the applicable company performance goals under our annual management incentive bonus plan and their bonus potential based on the attainment of those goals, and the grant of awards under our equity incentive plans. The Compensation Committee approves the employment agreements, severance or termination arrangements, and other compensatory contracts or arrangements made with our executive officers. The Compensation Committee also administers our equity incentive plans and has concurrent authority with our Board of Directors to make awards thereunder to our executive officers. The Compensation Committee will also perform other functions or duties as may be assigned to it under the terms of any executive compensation or equity-based benefit plan or otherwise deemed appropriate by our Board of Directors. The Compensation Committee was formed on September 25, 2001 and held 14 meetings during 2008. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate. A current copy of the Compensation Committee charter is available on our corporate Web site (www.unitedonline.com) under "Investor Relations."

    The Compensation Committee makes all decisions regarding the cash and equity compensation of our Chief Executive Officer, although the Compensation Committee may, in its discretion, request the concurrence or approval of such decisions by a majority of the independent directors serving on our Board of Directors. With respect to all other executive officers, the Compensation Committee determines their compensation, taking into account the recommendations of our Chief Executive Officer who annually reviews the performance of the other executive officers and then presents to the Compensation Committee the conclusions reached and his recommendations for their compensation based on those reviews. The Compensation Committee can, and often does, exercise its discretion in determining whether to approve or modify any recommended compensation adjustments or equity awards. Decisions regarding any other forms of compensation provided to our executive officers that are not provided to all senior-level employees (for example, any health and welfare benefits, deferral plans and perquisites) are made by the Compensation Committee after taking into consideration the recommendations made by our Chief Executive Officer.

    The Compensation Committee has the authority to retain the services of an independent compensation consulting firm in connection with its responsibilities in setting compensation for the executive officers. Pursuant to that authority, the Compensation Committee has historically engaged Frederic W. Cook & Co., Inc., a nationally-recognized, independent compensation consulting firm, to review the total executive compensation program and individual compensation for the executive officers. The independent consultants provide the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions regarding our executive officers and considering the recommendations of our Chief Executive Officer regarding the other executive officers.

    Additional information concerning the compensation policies and objectives established by the Compensation Committee is included in the Compensation Discussion and Analysis, which appears elsewhere in this proxy statement. The Compensation Committee Report for the 2008 fiscal year may be found on page 34 of this proxy statement.

  •
  Secondary Compensation Committee.  The Board of Directors has delegated to the Secondary Compensation Committee of the Board the authority, concurrent with that of the Compensation Committee, to make discretionary awards under our equity incentive plans to employees other than executive officers. Mark R. Goldston, our Chairman, President and Chief Executive Officer, is the sole member of the Secondary Compensation Committee. The Secondary Compensation Committee held four meetings in 2008.

  •
  Nominating Committee.  The Nominating Committee consists of three directors, Messrs. Armstrong and Holt and Ms. Scott, all of whom are independent as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Nominating Committee identifies and recommends to the Board of Directors individuals qualified to serve as directors of the company. The Nominating Committee is responsible for assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board, establishing procedures to be followed by stockholders in submitting recommendations for Board candidates, reviewing background and qualifications of individuals being considered as director candidates, recommending to the Board director nominees, and reviewing the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status. The Nominating Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually by the Nominating Committee and revised as appropriate. A current copy of the Nominating Committee charter is available on our corporate Web site (www.unitedonline.com) under "Investor Relations." The Nominating Committee held three meetings in 2008.

      Criteria for Director Nominees. The Board of Directors believes that the Board should be comprised of individuals with varied, complementary backgrounds who have exhibited proven leadership capabilities within their chosen fields. Directors should have the ability to quickly grasp complex principles of business and finance, particularly those related to the industries in which the company operates. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders. When considering a candidate for director, the Nominating Committee will take into account a number of factors, including the following: independence from management; depth of understanding of the Internet, sales and marketing, finance and/or other elements directly relevant to our business; education and professional background; judgment, skill, integrity and reputation; existing commitments to other businesses as a director, executive or owner; personal conflicts of interest, if any; and the size and composition of the existing Board. Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the Nominating Committee will consider the director's past attendance at, and participation in, meetings of the Board of Directors and its committees and the director's formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is or was a member. The directors nominated for re-election at this annual meeting were approved for nomination by all of the disinterested members of the Board of Directors. When seeking candidates for director, the Nominating Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Nominating Committee may use the services of third-party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Nominating Committee may also ask the candidate to meet with management. If the Nominating Committee believes a candidate would be a valuable addition to the Board of Directors, it may recommend to the Board that candidate's appointment or election.

      Stockholder Recommendations for Nominations to the Board of Directors. The Nominating Committee will consider candidates for nomination as a director recommended by any stockholder. The Nominating Committee will evaluate such recommendations by applying its regular nominee criteria and considering the additional information set forth below. Stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chairman of the Nominating Committee, United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367. Prior to making such a recommendation, stockholders are encouraged to contact the Chairman of the Nominating Committee to obtain a list of backgrounds that the Nominating Committee would consider for potential director nominees given the then-current composition of the Board of Directors. A stockholder recommendation must contain the following information: documentation supporting that the writer is a stockholder of United Online and indicating (i) the number of shares of our common stock beneficially owned by such person, (ii) the holder or holders of record of those shares and (iii) the number of shares (if any) held of record by such person but not beneficially owned, together with a statement that the writer is recommending a candidate for nomination as a director; the address of record of the proposing stockholder; a résumé of the candidate's business experience and educational background that also includes the candidate's name, age, business and residence addresses, and principal occupation or employment and an explanation of how the candidate's background and qualifications are directly relevant to United Online's business; the number of shares of our common stock beneficially owned by the candidate and owned of record by such individual; a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of United Online, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board; detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate; any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; a representation that the proposing stockholder intends to appear in person or by proxy at the annual meeting of stockholders at which the person named in such notice is to stand for election; and a signed consent of the candidate to serve as a director, if nominated and elected. In connection with its evaluation, the Nominating Committee may request additional information from the candidate or the proposing stockholder and may request an interview with the candidate or the proposing stockholder. The Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. No recommendations for director nominations were submitted by any stockholder in connection with the election of directors at the 2009 annual meeting. Any recommendations for candidates for nomination as a director at our next annual meeting must be received by the Chairman of the Nominating Committee no later than 120 days prior to the anniversary of the date for the preceding year's annual meeting.

      Stockholder Nominations of Directors. A stockholder that instead desires to nominate a person directly for election to the Board of Directors must comply with the advance notice procedures of our bylaws and attend the annual meeting to make the necessary motion. Our bylaws provide that nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders by any stockholder of United Online who is a stockholder of record on the date of the giving of the notice described below and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures set forth in our bylaws. Such stockholder must timely deliver or mail to our Corporate Secretary at 21301 Burbank Boulevard, Woodland Hills,

      California 91367, a notice containing the following information: (a) as to each candidate whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the candidate, (ii) the principal occupation or employment of the candidate, (iii) the class or series and number of shares of our common stock which are owned beneficially or of record by the candidate; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our common stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each candidate and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that the stockholder intends to appear in person or by proxy at the annual meeting of stockholders to nominate the candidate(s) named in such notice, and (v) any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such person as a director. In addition, the notice must be accompanied by a written consent of the candidate to being named as a nominee and to serve as a director if elected. In order to be deemed properly presented, the notice must be delivered to our Corporate Secretary no later than March 17, 2010, and no earlier than February 15, 2010, which dates are 90 days and 120 days, respectively, prior to June 15, 2010, the anniversary of the date for this year's annual meeting; provided, that if the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. No director nominations were submitted by any stockholder in connection with the election of directors at the 2009 annual meeting.

Lead Independent Director

        In February 2006, the Board designated Mr. Berglass as Lead Independent Director with responsibility for presiding at the executive sessions of the Board of Directors, communicating to the Chairman such matters arising out of the executive sessions as the directors may desire to be communicated to him, and undertaking such further duties as may be determined by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

        During 2008, Messrs. Berglass, Coleman and Holt served as members of the Compensation Committee, and Mr. Goldston, our Chairman, President and Chief Executive Officer, served as the sole member of the Secondary Compensation Committee. None of the Compensation Committee members was employed by us at any time during 2008, and none has ever served or acted as one of our officers or employees or had any relationships requiring disclosure by the company under the SEC's rules requiring disclosure of certain relationships and related party transactions.

        None of our current executive officers has ever served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity (other than our subsidiaries) that has or has had one or more of its executive officers serve as a member of our Board of Directors or our Compensation Committee.

Director Compensation

        Cash Retainer Fees.    During the 2008 fiscal year, our non-employee directors received an annual retainer fee of $25,000, which was paid quarterly in arrears, as well as $1,000 for each Board or Board committee meeting attended. Members of the Audit Committee and Compensation Committee received an additional annual retainer fee of $10,000, and the Chairs of the Audit Committee and Compensation Committee each received an additional annual retainer fee of $20,000 and $15,000, respectively. In addition, the Chair of the Nominating Committee received an additional annual retainer fee of $5,000, and the members of the Nominating Committee received an additional annual retainer fee of $2,500. The Lead Independent Director received an additional annual retainer fee of $25,000. Messrs. Berglass, Coleman and Phanstiel and Ms. Scott also serve as members of the board of directors of our subsidiary, Classmates Media Corporation ("CMC"). For such service during the 2008 fiscal year, Messrs. Berglass, Coleman and Phanstiel and Ms. Scott each received an annual retainer fee of $25,000, which was paid quarterly in arrears for their service, as well as $1,000 for each CMC board meeting attended.

        Equity Awards.    Under our 2001 Stock Incentive Plan, non-employee directors may receive option grants, restricted stock or restricted stock unit awards and other equity incentives.

        On February 21, 2008, the Board awarded restricted stock unit awards with a value of $127,500 to each non-employee director other than Mr. Phanstiel. The number of restricted stock units subject to the award was determined by dividing $127,500 by the $10.81 fair market value of our common stock on the award date. As a result, each such director received an award of 11,795 restricted stock units. Each unit entitled the non-employee director to receive one share of our common stock upon vesting. The shares subject to those units vested and became issuable upon the non-employee director's continued service as a Board member through February 15, 2009. However, should the director have voluntarily ceased to serve as a Board member prior to such vesting date, then that director would have vested in the number of units in which he or she would have been vested as of the termination date had such units vested in successive equal monthly installments between the award date and the February 15, 2009 scheduled vesting date, and the remaining units would have been cancelled. In the event of a change in control, the shares subject to the units would have vested in full and become immediately issuable.

        Mr. Phanstiel became a member of the Board of Directors on October 30, 2008. In connection therewith, on November 15, 2008, he received an award of 21,000 restricted stock units. Each unit entitles Mr. Phanstiel to receive one share of our common stock upon vesting. 7,000 of the shares subject to those units vested and became issuable upon his continued service as a Board member through February 15, 2009, and an additional 7,000 shares will vest on each of February 15, 2010 and February 15, 2011, subject to his continued service as a Board member through each such vesting date. In the event of a change in control, the shares subject to the units will vest in full and become immediately issuable.

        The Board awarded restricted stock unit awards with a value of $127,500 to each non-employee director effective February 15, 2009. The number of restricted stock units subject to the award was determined by dividing $127,500 by the $5.19 fair market value of our common stock on the effective date of the award. As a result, each of our non-employee directors received an award of 24,566 restricted stock units. Each unit entitles the non-employee director to receive one share of our common stock upon vesting. The shares subject to those units will vest and become issuable upon the non-employee director's continued service as a Board member through February 15, 2010. However, should the director voluntarily cease to serve as a Board member prior to such vesting date, then that director will vest in the number of units in which he or she would have vested as of the termination date had such units vested in successive equal monthly installments between February 15, 2009 and the February 15, 2010 scheduled vesting date, and the remaining units will be cancelled. In the event of a change in control, the shares subject to the units will vest in full and become immediately issuable.

 Director Summary Compensation Table

        The following table provides certain summary information concerning the compensation earned by the non-employee directors of the company for the year ended December 31, 2008.

Name(1)	Fees Earned in Cash(2)	Stock Awards (3)(4)	Total(5)
James T. Armstrong	$76,500	124,243	$200,743
Robert Berglass	$124,000	124,243	$248,243
Kenneth L. Coleman	$115,000	124,243	$239,243
Dennis Holt	$73,000	124,243	$197,243
Howard G. Phanstiel	$37,250	7,780	$45,030
Carol A. Scott	$95,500	124,243	$219,743

(1)
Mr. Goldston, the company's Chairman, President and Chief Executive Officer, is not included in this table because he is an employee of the company and does not earn any additional compensation for his services as a director. The compensation earned by Mr. Goldston as an employee of the company is shown in the Summary Compensation Table, which appears elsewhere in this proxy statement.

(2)
Messrs. Berglass, Coleman and Phanstiel and Ms. Scott, who also serve on the board of directors of CMC, earned fees during the 2008 fiscal year for their service as board members of each company. The total amount of director fees earned by each of them for their service as a CMC director during the 2008 fiscal year is as follows: Messrs. Berglass and Coleman and Ms. Scott, $29,000; and Mr. Phanstiel, $28,000.

(3)
Represents the compensation cost recognized for financial statement reporting purposes for the 2008 fiscal year, in accordance with Statement of Financial Accounting Standards No. 123(R) ("SFAS 123R"), with respect to the equity awards made to the non-employee directors, including awards which may have been made in one or more earlier years. The reported dollar amounts do not take into account any estimated forfeitures related to service-based vesting conditions. There were no forfeitures incurred by the directors in the 2008 fiscal year. For information regarding assumptions underlying the SFAS 123R valuation of our equity awards, see Note 5 of the Consolidated Financial Statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(4)
On February 21, 2008, each non-employee director of the company other than Mr. Phanstiel was awarded 11,795 restricted stock units. Each unit provided such director with the right to receive one share of our common stock upon the vesting of that unit. The grant date fair value of each such restricted stock unit award, computed in accordance with SFAS 123R, was $127,504, determined by multiplying (i) the closing price per share of our common stock on the grant date by (ii) the number of shares of our common stock subject to each award.

  On November 15, 2008, Mr. Phanstiel was awarded 21,000 restricted stock units. Each unit provides such director with the right to receive one share of our common stock upon the vesting of that unit. The grant date fair value of such restricted stock unit award, computed in accordance with SFAS 123R, was $139,020, determined by multiplying (i) the closing price per share of our common stock on the grant date by (ii) the number of shares of our common stock subject to such award.

(5)
The non-employee directors hold restricted stock units which contain dividend equivalent rights. Pursuant to those rights, each non-employee director will receive, in the event dividends or other distributions are declared and paid on the company's outstanding shares of common stock, an additional payment equal to each dividend or distribution which would have been paid on the shares of common stock underlying those units had such shares been issued and outstanding at the time that dividend or distribution was made to the company's stockholders. The payment will be made in the same form as the actual dividend or distribution is made to the stockholders. The SFAS 123R value of restricted stock unit awards made to the non-employee directors after May 2005 takes the dividend equivalent rights into consideration, and accordingly, the amounts received by the non-employee directors pursuant to such rights are not included in the table above as part of their compensation for the 2008 fiscal year. The amount which each non-employee director other than Mr. Phanstiel received during the 2008 fiscal year pursuant to such dividend equivalent rights was $7,398, which was paid in cash. Mr. Phanstiel did not receive any payments relating to dividend equivalent rights during the 2008 fiscal year.

        The following table shows the number of shares of our common stock subject to the outstanding restricted stock units and stock options which each of our non-employee directors held as of the close of the 2008 fiscal year.

Name	Aggregate Shares Subject to RSUs	Aggregate Shares Subject to Options
James T. Armstrong	11,795	22,500
Robert Berglass	11,795	57,000
Kenneth L. Coleman	11,795	45,000
Dennis Holt	11,795	22,500
Howard G. Phanstiel	21,000	—
Carol A. Scott	11,795	22,500

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the election of the Board of Directors nominees listed above.

 PROPOSAL TWO: RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2008, to serve in the same capacity for the fiscal year ending December 31, 2009, and is asking the stockholders to ratify this appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee may reconsider its selection.

Audit and Other Fees

        We were billed the following fees by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2008:

  •
  Audit Fees.  PricewaterhouseCoopers LLP billed us $2.5 million for the audit of our consolidated financial statements for the fiscal year ended December 31, 2008, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and for the opening balance sheet audit associated with our acquisition of FTD Group, Inc. and its subsidiaries ("FTD"). A portion of the fees also related to the services performed in connection with the audit of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.

  •
  Audit-Related Fees.  Audit-related fees billed to us for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements for 2008 that are not reported as "Audit Fees" were $1.7 million. The services provided were due diligence services relating to our FTD acquisition and audit and review services relating to the issuance of stand-alone financial statements for FTD and CMC.

  •
  Tax Fees.  Tax services fees for tax compliance and tax consulting services were $0.1 million.

  •
  All Other Fees.  Other fees billed to the company by PricewaterhouseCoopers LLP were $5,000.

        We were billed the following fees by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2007:

  •
  Audit Fees.  PricewaterhouseCoopers LLP billed us $1.5 million for the audit of our consolidated financial statements for the fiscal year ended December 31, 2007 and the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q. A portion of the fees also related to the services performed in connection with the audit of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.

  •
  Audit-Related Fees.  Audit-related fees billed to us for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements for 2007 that are not reported as "Audit Fees" were $2.8 million. The services provided were primarily audit and review services relating to the initial public offering process associated with CMC.

  •
  Tax Fees.  Tax services fees for tax compliance and tax consulting services were $0.1 million.

  •
  All Other Fees.  Other fees billed to the company by PricewaterhouseCoopers LLP were $3,000.

Determination of Independence

        The Audit Committee of the Board of Directors has determined that the provision by PricewaterhouseCoopers LLP of the services covered under the heading "All Other Fees" above is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003, the Audit Committee adopted a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. Any proposed services exceeding previously pre-approved cost parameters will also require specific pre-approval. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full Audit Committee in the event a need arises for specific pre-approval between Audit Committee meetings. All of the audit-related, tax services and all other fees for the 2007 and 2008 fiscal years were approved by the Audit Committee in accordance with the foregoing procedures.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

 OTHER MATTERS

        We do not know of any matters to be presented at the 2009 annual meeting of stockholders other than those mentioned in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

 OWNERSHIP OF SECURITIES

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 10, 2009, by (i) each of our directors and nominees for director, (ii) each named executive officer (as listed in the Summary Compensation Table, which appears later in this proxy statement), (iii) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our common stock, and (iv) all current directors and executive officers as a group. Except for shares of our common stock held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership(1)
Directors and Named Executive Officers(2):
Mark R. Goldston(3)	2,353,857	2.8%
Scott H. Ray	65,187	*
Steven B. McArthur	35,732	*
Frederic A. Randall, Jr.	391,789	*
Matthew J. Wisk(4)	180,518	*
James T. Armstrong(5)	127,993	*
Robert Berglass(6)	75,889	*
Kenneth L. Coleman(7)	83,689	*
Dennis Holt(8)	53,389	*
Howard G. Phanstiel(9)	11,094	*
Carol A. Scott(10)	28,394	*
All directors and executive officers as a group (16 persons)(11)	3,841,505	4.5%
5% Stockholders Not Listed Above:
William Blair & Company, L.L.C.(12)	8,310,217	10.0%
Barclays Global(13)	6,356,208	7.7%
Royce & Associates, LLC(14)	4,312,549	5.2%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based on 83,024,730 shares of common stock outstanding on March 10, 2009. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable or will become exercisable within 60 days after March 10, 2009 and shares issuable within 60 days after March 10, 2009 pursuant to outstanding restricted stock units awarded under our stock incentive plans are deemed outstanding for computing the percentage ownership of the person or entity holding such securities but are not outstanding for computing the percentage ownership of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 21301 Burbank Boulevard, Woodland Hills, California 91367.

(2)
Gerald J. Popek, our former Executive Vice President and Chief Technology Officer, passed away in June 2008 and, therefore, is not included in the table above.

(3)
Includes (i) 213,778 shares owned by Mr. Goldston; (ii) 920,622 shares owned by the Mark and Nancy Jane Goldston Family Trust dated November 8, 1997, over which Mr. Goldston exercises voting power, as trustee; and (iii) 1,219,457 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 10, 2009.

(4)
Includes (i) 65,518 shares owned by Mr. Wisk and (ii) 115,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 10, 2009.

(5)
Includes (i) 101,399 shares owned by Mr. Armstrong; (ii) 22,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 10, 2009; and (iii) 4,094 restricted stock units which will become issuable within 60 days after March 10, 2009 if the director were to cease Board service during that period.

(6)
Includes (i) 14,795 shares owned by Mr. Berglass; (ii) 57,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 10, 2009; and (iii) 4,094 restricted stock units which will become issuable within 60 days after March 10, 2009 if the director were to cease Board service during that period.

(7)
Includes (i) 34,595 shares owned by Mr. Coleman; (ii) 45,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 10, 2009; and (iii) 4,094 restricted stock units which will become issuable within 60 days after March 10, 2009 if the director were to cease Board service during that period.

(8)
Includes (i) 26,795 shares owned by Mr. Holt; (ii) 22,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 10, 2009; and (iii) 4,094 restricted stock units which will become issuable within 60 days after March 10, 2009 if the director were to cease Board service during that period.

(9)
Includes (i) 7,000 shares owned by Mr. Phanstiel; and (ii) 4,094 restricted stock units which will become issuable within 60 days after March 10, 2009 if the director were to cease Board service during that period.

(10)
Includes (i) 1,800 shares owned by Ms. Scott; (ii) 22,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 10, 2009; and (iii) 4,094 restricted stock units which will become issuable within 60 days after March 10, 2009 if the director were to cease Board service during that period.

(11)
Includes (i) 2,198,577 shares owned by the directors and executive officers; (ii) 1,618,364 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 10, 2009; and (iii) 24,564 restricted stock units which will become issuable within 60 days after March 10, 2009 if the directors were to cease Board service during that period.

(12)
This information is derived solely from the Schedule 13G/A filed with the SEC on March 9, 2009 and includes 8,310,217 shares beneficially owned by William Blair & Company, L.L.C. The address for William Blair & Company, L.L.C. is 222 W. Adams, Chicago, Illinois 60606.

(13)
This information is derived solely from the Schedule 13G filed with the SEC on February 5, 2009 and includes (i) 2,873,137 shares beneficially owned by Barclays Global Investors, NA; (ii) 3,428,799 shares beneficially owned by Barclays Global Fund Advisors; and (iii) 54,272 shares beneficially owned by Barclays Global Investors, Ltd. The address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105, and the address for Barclays Global Investors, Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH.

(14)
This information is derived solely from the Schedule 13G filed with the SEC on January 30, 2009 and includes 4,312,549 shares beneficially owned by Royce & Associates, LLC. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

        The following table shows the number of shares of our common stock subject to outstanding restricted stock units held by our executive officers as of March 10, 2009 but not otherwise scheduled to vest and become issuable within the 60-day period measured from March 10, 2009. Each restricted stock unit entitles the executive officer to one share of common stock at the time of vesting. The restricted stock units generally vest over a one- to four-year period of continued service with us. However, 600,000 restricted stock units held by Mr. Goldston will vest as follows: (i) 200,000 units will vest and become issuable upon Mr. Goldston's continuation in service through February 28, 2011 and (ii) the remaining 400,000 units will vest depending on the company's highest 30-day volume-weighted average closing share price for any consecutive 30 days between December 1, 2010 and February 28, 2011. However, if beginning July 1, 2009, the company's volume-weighted average closing share price remains at a certain threshold for the next six months, all 600,000 units will vest on the last day of the six-month period.

Executive Officer	Number of Underlying Shares
Mark R. Goldston	2,936,667
Steven B. McArthur(1)	453,336
Frederic A. Randall, Jr.	348,334
Scott H. Ray	310,000
Matthew J. Wisk	255,001
Other Executive Officers	1,319,170

    (1)
    Mr. McArthur received a restricted stock unit award covering 90,000 shares of our common stock in February 2009. In addition, pursuant to the terms of his employment agreement, fully vested restricted stock units covering a total of 363,336 shares of our common stock issuable at the time of such vesting will be granted to Mr. McArthur on specified dates, subject to certain conditions.

 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        The following table sets forth certain information regarding all our executive officers as of April 29, 2009:

Name	Age	Positions
Mark R. Goldston	54	Chairman, President, Chief Executive Officer and Director
Robert S. Apatoff	50	President, FTD Group, Inc.
Neil P. Edwards	54	Acting Chief Financial Officer, Senior Vice President, Finance, Treasurer and Chief Accounting Officer
Jeremy E. Helfand	37	Executive Vice President, Sales and Chief Sales Officer
Paul E. Jordan	50	Executive Vice President and Chief Personnel Officer
Steven B. McArthur	42	President, Classmates Media Corporation
Frederic A. Randall, Jr.	52	Executive Vice President, General Counsel and Secretary
Scott H. Ray	44	Executive Vice President and Chief Financial Officer
Robert J. Taragan	52	President, Communications Segment
Matthew J. Wisk	49	President, MyPoints.com, Inc.

        The following is a brief description of the capacities in which each of the executive officers has served during the past five or more years. The biography for Mr. Goldston appears earlier in this proxy statement under the heading "Proposal One: Election of Directors."

        Robert S. Apatoff has been President of FTD Group, Inc. since November 2008. Prior to that, Mr. Apatoff served as Managing Director with Patriarch Partners, LLC, a private equity investment firm, from May to October 2008, where he was responsible for the management and development of Patriarch's consumer goods companies. From August 2003 to May 2008, he served as President and Chief Executive Officer of Rand McNally & Company. Prior to that, Mr. Apatoff served as Senior Vice President and Chief Marketing Officer at The Allstate Corporation and held senior management and marketing roles at Aetna, Inc., L.A. Gear, Inc., Reebok International, Ltd. and Anheuser Busch, Inc. Mr. Apatoff earned a B.A. in Business and Communications from DePauw University.

        Neil P. Edwards has been serving as our Acting Chief Financial Officer since February 2009 and has been our Senior Vice President, Finance, Treasurer and Chief Accounting Officer since September 2001. Prior to that, he served as Vice President, Finance of NetZero, Inc. since December 1999. In addition, Mr. Edwards served as the Company's Interim Chief Financial Officer from June 2007 through September 2007. Mr. Edwards is a Certified Public Accountant and a Member of the Institute of Chartered Accountants in England and Wales.

        Jeremy E. Helfand has been our Executive Vice President, Sales and Chief Sales Officer since July 2006. From September 1999 to January 2006, he served as Senior Vice President and General Manager of Advertising.com, a subsidiary of America Online, Inc. that provides interactive marketing services. Prior to Advertising.com, Mr. Helfand was a manager at Arthur Andersen LLP. A Certified Public Accountant, Mr. Helfand received his Bachelor of Business Administration from Loyola College.

        Paul E. Jordan has been our Executive Vice President and Chief Personnel Officer since March 2007. Prior to that, he served as our Senior Vice President and Chief Personnel Officer since the Merger. Before the Merger, he served as NetZero's Vice President of Human Resources from July 1999 to September 2001. Prior to joining NetZero, he was with Fremont General Corporation from 1996 to 1999 where he most recently served as Vice President of Human Resources for Fremont

Financial Corporation. Mr. Jordan holds a bachelor's degree in organizational communications from Brigham Young University.

        Steven B. McArthur has served as President of Classmates Media Corporation since November 2008 and as President of Classmates Online, Inc. since August 2007. From July 2004 to March 2007, Mr. McArthur held a number of executive positions at Expedia, Inc., including serving as President of Expedia North America and subsequently as President of Expedia's North American Travel Group. In addition, Mr. McArthur served as senior advisor to the Chief Executive Officer of Expedia from October 2006 to March 2007. From October 2002 to July 2004, Mr. McArthur served as Executive Vice President for AOL. From March 2000 to October 2002, Mr. McArthur served as President and Chief Executive Officer of AOL Canada. Mr. McArthur started his career as a strategy consultant with Bain & Company where he was one of the founders of Bain's Toronto office. Mr. McArthur earned his M.B.A. from the Harvard Business School and his Bachelor's degree from Queen's University, Belfast.

        Frederic A. Randall, Jr. has been our Executive Vice President, General Counsel and Secretary since the Merger. Prior to that, he served as NetZero's Senior Vice President and General Counsel from March 1999 until the Merger and was the Secretary from May 1999 to September 2001. Prior to joining NetZero, Mr. Randall was a partner at Brobeck, Phleger & Harrison LLP from January 1991 to March 1999, and an associate from 1984 to December 1990. Mr. Randall received his B.A. in English Literature with distinction from the University of Michigan and his J.D., cum laude, from the University of San Francisco School of Law.

        Scott H. Ray has been our Executive Vice President and Chief Financial Officer since October 2007. Mr. Ray is currently out on a leave of absence as a result of back surgery. Between May 2005 and September 2007, Mr. Ray served as Chief Financial Officer for ValueClick, Inc. Prior to serving as Chief Financial Officer for ValueClick, he was its Executive Vice President, Finance from August 2004 to May 2005 and its General Manager, Technology Segment from November 2002 to August 2004. Mr. Ray has also served as chief financial officer for other public technology and financial services companies including OpenTV Corp., Silicon Valley Bancshares and Bay View Capital Corporation. During his career, he has also worked for Coopers & Lybrand and Price Waterhouse. Mr. Ray is a certified public accountant and a certified forensic accountant with a B.S. in Accounting, with honors, from Arizona State University.

        Robert J. Taragan has served as President of the Communications Segment since December 2008. Prior to that, he served as our Executive Vice President, Operations and General Manager of our CyberTarget division since the Merger. Prior to that, he served as NetZero's Senior Vice President and General Manager of NetZero's CyberTarget division from March 2000 until the Merger. Prior to joining NetZero, Mr. Taragan held various management positions with Nielsen Media Research for 21 years. His positions included Executive Vice President of Marketing and General Manager of Local Services. Mr. Taragan received his B.A. in Economics from Colgate University.

        Matthew J. Wisk has served as President of MyPoints.com, Inc. since December 2008. Prior to that, he served as our Executive Vice President and Chief Marketing Officer since August 2005. Prior to that, he served as Senior Vice President, Chief Marketing Officer of TiVo from October 2004 to July 2005. Prior to joining TiVo, Mr. Wisk was Chief Marketing Officer of Herbalife International from July 2003 to July 2004 and Vice President of Marketing, North and South America at Nokia from April 1994 to July 2003. Mr. Wisk received his B.A. in Marketing and his M.B.A. from Michigan State University.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

        The Compensation Committee of our Board of Directors has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. The Compensation Committee seeks to provide a level of compensation for our executive officers that is fair, reasonable and appropriate to support our business objectives.

        Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during the 2008 fiscal year, as well as the other individuals included in the Summary Compensation Table that appears elsewhere in this proxy statement, are referred to as the "named executive officers."

General Philosophy

        We set total compensation and the components of compensation for our executive officers at a level designed to attract outstanding talent capable of managing and operating large and complex organizations such as ours and to continue to retain such talent. Most of our executive officers have been providing services to us for several years, and the stability and experience of that executive management group is believed to be key to our ongoing success and to increasing as well as maintaining stockholder value. To secure the services of those executive officers over the long term and at a high performance level, total compensation is generally set in the top quartile of competitive practice. The benchmark for competitive comparisons is similarly-situated executives of a peer group of companies selected by the Compensation Committee and described in more detail below.

        We compensate our executive officers primarily through a combination of base salaries, annual bonuses, and long-term incentives. The company evaluates both performance and market compensation levels to ensure that we maintain our ability to attract and retain superior executive officers in key positions. The company believes that the most effective way to align management's incentives with the long-term interests of our stockholders is to reward achievement of specific annual and strategic goals with the ultimate objective of increasing stockholder value.

Setting Executive Compensation

        In making compensation decisions, the Compensation Committee compares total compensation and, where comparative information is available, each element of total compensation against a peer group of publicly-traded Internet/software/technology companies with revenues and market capitalization in a similar range as ours (the "Peer Group"). The Peer Group consists of companies against which the Compensation Committee believes we compete for talent and stockholder investment. The Peer Group is comprised of companies selected by the Compensation Committee on an annual basis with guidance from Frederic W. Cook & Co., a nationally recognized, independent compensation consulting firm (the "independent consultants") engaged by the Compensation Committee. The independent consultants also provide extensive compensation data relating to the executives at the selected Peer Group companies. The eleven companies that have historically comprised the Peer Group and that continued to do so for the 2008 fiscal year are:

•	Level 3	•	EarthLink
•	Mediacom	•	Monster
•	McAfee	•	Netflix
•	Infospace	•	WebEx
•	RealNetworks	•	F5 Networks
•	Napster

        In February 2009, the Compensation Committee, with guidance from the independent consultants, selected a new group of peer companies. The Compensation Committee determined that the selection of a new group of peer companies was appropriate due to the increase in our revenues, market capitalization, and diversification of our business, following the acquisition of FTD Group, Inc. and its subsidiaries ("FTD") in August 2008. The Compensation Committee considered the comparative information of this new peer group, and recognized the salaries and other forms of compensation awarded to executive officers of our competitors in this new peer group, in connection with its determinations regarding executive compensation for our Chief Executive Officer and Chief Financial Officer for the 2009 fiscal year.

        The Compensation Committee believes we also compete for top-level executive talent with many larger, higher-paying companies. In addition, we expect exceptional performance at all times. As such, the Compensation Committee generally sets compensation for our executive officers in the top quartile of compensation paid to similarly-situated executive officers of the companies comprising the Peer Group. Exceptions to this competitive position may occur as dictated by the experience level of the individual and market factors. Our compensation arrangements demonstrate the Compensation Committee's belief that individuals on the management team are highly talented and are capable of maximizing our future stockholder returns.

        A significant percentage of our executive officers' total compensation is allocated to incentive compensation as a result of the philosophy described above. The company does not have a pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews the competitive data provided by the independent consultants to determine the appropriate level and balance of incentive compensation. Incentive compensation is realized depending on our performance compared to established goals.

2008 Executive Compensation Components

        For the 2008 fiscal year, the principal components of compensation for our executive officers, including the named executive officers, were as follows:

  •
  Base salary;

  •
  Performance-based incentive compensation;

  •
  Long-term incentives; and

  •
  Other benefits (such as health care benefits, 401(k) deferral matching and, with respect to certain executive officers, perquisites and personal benefits).

        In addition, certain of the named executive officers received special discretionary bonus awards in the 2008 fiscal year which are discussed in more detail below under the heading "Additional Bonuses Awarded in 2008."

Base Salary

        We provide our executive officers with a base salary to maintain a fixed amount of compensation for their services during the year and stability from year to year. All of our executive officers have employment agreements which guarantee a minimum base salary for each such officer. The Compensation Committee generally reviews base salary levels for executive officers annually and may, in its discretion, approve increases. The Compensation Committee generally reviews base salary levels taking into consideration the following:

  •
  Market data;

  •
  Internal review of the executive officer's compensation, both individually and relative to other executive officers of the Peer Group;

  •
  Scope of responsibility and professional experience of the executive officer; and

  •
  Performance of the individual executive officer and that of the company.

        Salary levels are typically considered as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based salary increases take into consideration the recommendations of our Chief Executive Officer in the case of the other executive officers.

        In February 2008, the Compensation Committee conducted its annual review of base salaries for the 2008 fiscal year. Based on its review, the Compensation Committee increased the base salaries of the executive officers by 3% for the 2008 fiscal year due to the overall performance of the company. The resulting base salaries for the executive officers were in the top quartile of the base salary levels in effect for comparable positions at companies in the Peer Group. The base salary of each named executive officer for the 2008 fiscal year is set forth in the Summary Compensation Table, which appears elsewhere in this proxy statement.

        In February 2009, the Compensation Committee conducted its annual review of base salaries for the 2009 fiscal year. Due to the ongoing economic downturn, the Compensation Committee determined to increase the base salaries of only certain executive officers, including the following named executive officers: Steven B. McArthur, Scott H. Ray and Matthew J. Wisk. Mr. Ray received an increase due to the increase in the scope of his responsibilities as a result of the acquisition of FTD, and Messrs. McArthur and Wisk received increases due to their recent promotions to President of Classmates Media Corporation and President of MyPoints.com, Inc., respectively. The base salary of each of Messrs. McArthur, Ray and Wisk was increased by the following percentage, respectively: 4.9%, 14.2% and 4.8%. The base salaries of the named executive officers for the 2009 fiscal year are as follows:

Named Executive Officer(1)	Base Salary
Mark R. Goldston	$952,750
Steven B. McArthur	$540,000
Frederic A. Randall, Jr.	$439,810
Scott H. Ray	$500,000
Matthew J. Wisk	$436,000

    (1)
    Mr. Popek is not included in the above table because he passed away in June 2008.

Performance-Based Incentive Compensation

        We provide performance-based incentive compensation to our executive officers to promote strong annual performance and achievement of corporate goals and to encourage the growth of stockholder value. The management bonus plan is a performance-based incentive plan which sets forth specific annual goals and guidelines for calculating the incentive compensation to be awarded for achieving such goals.

        The Compensation Committee determines the executive officers eligible to participate in the plan, the performance goals, and the appropriate incentive levels based on each executive officer's position in the company. Revenue and adjusted operating income (defined, for purposes of the management bonus plan, as operating income before depreciation and amortization, and subject to certain adjustments such as restructuring costs and stock-based compensation as described in the management bonus plan) were selected as financial goals for determining annual bonus compensation because the Compensation Committee believes these are the best measures of annual operating performance. The financial goals are established based on a review of the operating budget presented to the Board of Directors for the upcoming fiscal year and, in particular, the financial targets set forth therein, and an assessment of the level of difficulty to meet or exceed the targets in light of the challenges faced by the company. The bonus payout levels are established as a percentage of the participant's base salary considering the individual's relative responsibilities and contribution towards our achievement of the goals. Each of the named executive officers has an employment agreement which provides that such executive officer will be eligible to receive an annual bonus of up to 100% of his annual rate of base salary, or in the case of our Chief Executive Officer, not less than 100% of his annual rate of base salary, although the Board of Directors or the Compensation Committee may award a greater amount. In setting the goals and the bonus payout levels, the Compensation Committee considers the specific circumstances facing the company during the coming year.

        2008 Management Bonus Plan.    The United Online, Inc. 2008 Management Bonus Plan (the "2008 Bonus Plan"), which was approved by the Compensation Committee in June 2008, governed the incentive awards of the participating executive officers for the 2008 fiscal year. The 2008 Bonus Plan was in the form of a stock bonus program under which each participant could earn a bonus payable in shares of our common stock based on either the financial performance of the particular business segment to which that participant was assigned (Communications segment or Classmates Media segment) or the combined performance of both such business segments. Financial performance was measured in terms of the revenue and the adjusted operating income (before depreciation, amortization and certain other expenses such as restructuring costs and stock-based compensation) of one or both such business segments, as applicable, for the 2008 fiscal year.

        Fifty percent (50%) of each participant's potential stock bonus was tied to the level of revenue attained by the business segment or segments to which that participant was assigned, and the other fifty percent (50%) was tied to the level of adjusted operating income attained by the applicable segment or segments. Seven potential levels of attainment from threshold to maximum were established for the revenue goal, and six potential levels of attainment from threshold to maximum were set for the adjusted operating income goal. For each specified level of attainment, a specific number of bonus shares was individually allocated to each participant. The actual number of shares of our common stock to which the participant became entitled was based on the actual level at which each of the revenue and adjusted operating income goals was attained. If there was not at least threshold attainment of the applicable revenue or adjusted operating income goal, then none of the bonus shares allocated to that goal would have been issued.

        The Compensation Committee determined the ranges of the specific goals based on its assessment of the financial objectives set forth in our confidential, internal operating budget for the 2008 fiscal year, basing the ranges of the goals on the Compensation Committee's assessment as to the minimum amount that would have to be achieved by the business segment or segments, as applicable, in order for the executive officers to earn an incentive award, and the maximum amount that our executive officers reasonably could attain given competitive conditions and other circumstances. The Compensation Committee believed the goals at the low end of the ranges would be moderately challenging, the goals in the middle of the ranges would be challenging, and the goals at the high end of the ranges would be significantly challenging to achieve. With respect to the potential bonus payout levels, the Compensation Committee established them based on a range of percentages of base salary for each participant, depending on the individual's relative responsibilities and contribution towards our achievement of such goals. The bonus payout levels ranged from 100% to 200% of base salary for Mr. Goldston, and 60% to 140% of base salary for the other participating executive officers, and the number of bonus shares allocated to each level was based on an average stock price calculated based on the average of the daily closing prices of our stock during the first quarter of 2008. The Committee set greater potential bonus awards for Mr. Goldston than for the other executive officers to reflect the greater impact the duties and responsibilities of his position would have upon the company's ability to meet these goals. The financial goals and bonus payout levels are also discussed in the footnotes to, and discussion that follows, the Grants of Plan-Based Awards Table, which appears elsewhere in this proxy statement.

        The nine executive officers who were selected for participation in the 2008 Bonus Plan are as follows: Mark R. Goldston, Jeremy E. Helfand, Paul E. Jordan, Steven B. McArthur, Gerald J. Popek, Frederic A. Randall, Jr., Scott H. Ray, Robert J. Taragan and Matthew J. Wisk. The following tables set forth the 2008 Bonus Plan's financial performance goals and related bonus payout levels, and the number of shares of common stock each named executive officer would have been eligible to receive if the performance goals were attained at such payout levels.

Revenue Goals (in millions)
	Communications Segment	Classmates Media Segment	Combined	Bonus Payout Level
Threshold	$232	$221	$453	1
	$242	$231	$473	2
Target	$252	$241	$493	3
	$257	$246	$503	4
	$262	$251	$513	5
	$267	$256	$523	6
Maximum	$272	$261	$533	7

Adjusted Operating Income Goals (in millions)
	Communications Segment	Classmates Media Segment	Combined	Bonus Payout Level
Threshold	$86	$45	$131	1
	$90	$50	$140	2
Target	$93	$56	$149	3
	$95	$58	$153	4
	$97	$61	$158	5
Maximum	$99	$65	$164	6

Stock Bonus Amounts
Payout Level for Revenue Goal	Goldston (# shares)	McArthur (# shares)	Popek (# shares)	Randall (# shares)	Ray (# shares)	Wisk (# shares)
1	44,149	14,318	12,228	12,228	12,171	11,569
2	52,979	19,091	16,304	16,304	16,228	15,426
3	66,224	23,864	20,380	20,380	20,285	19,282
4	75,054	26,251	22,418	22,418	22,313	21,210
5	79,469	28,637	24,456	24,456	24,342	23,139
6	83,884	31,024	26,494	26,494	26,370	25,067
7	88,299	33,410	28,532	28,532	28,399	26,995

Payout Level for Adjusted Operating Income Goal	Goldston (# shares)	McArthur (# shares)	Popek (# shares)	Randall (# shares)	Ray (# shares)	Wisk (# shares)
1	44,149	14,318	12,228	12,228	12,171	11,569
2	52,979	19,091	16,304	16,304	16,228	15,426
3	66,224	23,864	20,380	20,380	20,285	19,282
4	75,054	28,637	24,456	24,456	24,342	23,139
5	83,884	31,024	26,494	26,494	26,370	25,067
6	88,299	33,410	28,532	28,532	28,399	26,995

        Participants were generally required to continue in our employ through the February 16, 2009 scheduled payment date in order to earn their bonuses, with a pro-rated payout based on actual attained levels of performance to be provided to any participant whose employment terminated before that date by reason of death or disability or who was on a leave of absence during part of the earn-out period. The common stock issued under the 2008 Bonus Plan was drawn from the authorized share reserve under our 2001 Stock Incentive Plan. Up to a maximum of 598,230 shares of common stock were issuable under the 2008 Bonus Plan.

        Awards earned under the 2008 Bonus Plan were paid on February 16, 2009, with the exception of Mr. Popek's award which was awarded and paid in 2008 following his death. For the 2008 fiscal year, the Classmates Media and Communications segments attained the following revenue and adjusted operating income goals:

	Revenue Attained (in millions):	Adjusted Operating Income Attained (in millions):
Classmates Media Segment:	$230.0	$60.2
Communications Segment:	$257.4	$102.9
Classmates Media and Communications Segments (Combined):	$487.4	$163.2

        Since the goals actually attained fell between the levels set forth in the tables, the actual distributions made under the 2008 Bonus Plan were interpolated by the Compensation Committee, with the exception of Gerald J. Popek's award. Mr. Popek passed away in June 2008, and in July 2008, the Compensation Committee determined to award him the full bonus amount he would have been eligible to receive under the 2008 Bonus Plan if had he remained employed through the February 16, 2009 scheduled payment date and if the financial performance goals had been attained at the maximum levels. The Compensation Committee made this determination in recognition of Mr. Popek's many contributions to the company. The following table sets forth the stock bonuses awarded to each of the named executive officers under the 2008 Bonus Plan:

Named Executive Officer:	2008 Bonus Plan Award (# shares):
Mark R. Goldston	150,215
Steven B. McArthur	49,029
Gerald J. Popek	57,064
Frederic A. Randall, Jr.	47,490
Scott H. Ray	47,267
Matthew J. Wisk	48,364

        The value of the stock bonus awarded to each named executive officer is reflected in the Summary Compensation Table, which appears elsewhere in this proxy statement.

        2009 Management Bonus Plan.    In February 2009, the Compensation Committee adopted the United Online, Inc. 2009 Management Bonus Plan (the "2009 Bonus Plan") to govern the incentive awards of the participating executive officers for the 2009 fiscal year. The structure of the 2009 Bonus Plan remains unchanged from the 2008 Bonus Plan, except the Compensation Committee (i) added an additional business segment, the FTD segment; (ii) adjusted the revenue and adjusted operating income goals for the 2009 fiscal year; and (iii) increased the range of potential bonus payout levels for Mr. Goldston from 100% to 200% of base salary to 150% to 300% of base salary, based on its analysis of the bonus levels relative to salaries of comparative executive officers in the new peer group for 2009. As was the case with the 2008 Bonus Plan, the Compensation Committee determined the ranges of the specific goals of the 2009 Bonus Plan based on its assessment of the financial objectives set forth in our confidential, internal operating budget for the 2009 fiscal year. Therefore, we do not publicly disclose the specific goals for competitive reasons.

        The executive officers selected to participate in the 2009 Bonus Plan remained the same as those who participated in the 2008 Bonus Plan, except for the addition of Robert S. Apatoff. The common stock issuable under the 2009 Bonus Plan will be drawn from the authorized share reserve under our 2001 Stock Incentive Plan. Up to a maximum of 1,482,148 shares of common stock may be issued under the 2009 Bonus Plan.

Additional Bonuses Awarded in 2008

        In the 2008 fiscal year, the Compensation Committee awarded three special discretionary bonuses outside of a performance-based incentive plan. The Compensation Committee does not typically award bonuses outside of a performance-based incentive plan. However, in the case of Messrs. Goldston and Randall, the Compensation Committee determined in February 2008 that they each should receive a fully-vested stock award in recognition of their many contributions to the company, and in the case of Mr. Wisk, it determined in December 2008 to award him a special cash bonus intended to reimburse him for costs he was expected to incur in connection with carrying two mortgages while relocating his residence from Southern California to Northern California.

Named Executive Officer	Bonus Award
Mark R. Goldston	100,000 shares of common stock(1)
Frederic A. Randall, Jr.	25,000 shares of common stock(1)
Matthew J. Wisk	$166,564(2)

    (1)
    The value of the stock bonus awarded to each of Messrs. Goldston and Randall is reflected in the Summary Compensation Table, which appears elsewhere in this proxy statement.

    (2)
    Mr. Wisk was awarded a cash bonus in the amount of $100,000, plus an additional amount to cover applicable taxes thereon for a total of $166,564.

Long-Term Incentives

        We provide equity-based long-term incentives to align the interests of our executive officers with those of the stockholders and to retain such executives through vesting and wealth-creation opportunities. The Compensation Committee further considers the fact that long-term incentive compensation is in part intended to be a supplemental form of retirement income due to the fact that we do not maintain any type of retirement plan, other than our 401(k) plan, which provides limited ability for our executive officers to defer income for retirement due to annual contribution limitations imposed under the federal tax laws. Long-term incentive grants to executive officers are based on job responsibilities and individual contribution levels, with reference to the levels of total direct compensation (i.e., total cash compensation plus the value of long-term incentives) of executive officers at companies in the Peer Group. Generally, the Compensation Committee sets awards of long-term incentives in the top quartile of our peers. When it makes decisions regarding grants, the Compensation Committee also considers previous long-term incentive grants made to the executive officers (including whether such grants are vested and the value thereof) and their carried-interest ownership stakes (i.e., the sum of stock options, restricted stock units and shares held, including recent sales, divided by the total number of shares outstanding).

        The primary form of long-term incentive compensation that we provide to our executive officers consists of restricted stock units. Prior to 2005, the primary form of long-term incentive compensation that we provided was stock options. The change to restricted stock units was made due to a number of factors, including the less favorable accounting treatment for stock options under Statement of Financial Accounting Standards No. 123(R) ("SFAS 123R"), the fact that restricted stock units permit us to issue fewer shares as compared to stock options, and that generally, shares of restricted stock and restricted stock units are somewhat less subject to market volatility than stock options and establish a more direct correlation between the SFAS 123R cost to us and the value delivered to the executive officers. Notwithstanding the foregoing, the Compensation Committee may determine to make stock option grants rather than restricted stock unit awards to our executive officers in the future. The

Compensation Committee typically makes an annual equity grant to the executive officers in the first quarter of the fiscal year, and then at various times during the fiscal year in connection with particular events such as the execution or amendment of an employment agreement or the special recognition of certain achievements.

        2008 Restricted Stock Unit Awards.    In February 2008, the Compensation Committee made restricted stock unit awards to certain executive officers, other than Mr. Goldston, as part of the company-wide annual grants. One-third of the shares of our common stock covered by these restricted stock unit awards vested on February 15, 2009, and the remaining shares will vest in equal annual installments on February 15, 2010 and February 15, 2011, subject to the executive officer's continued employment through each such vesting date.

        In March 2008, the Compensation Committee awarded Mr. Goldston a restricted stock unit grant that covers a minimum of 200,000 shares of our common stock and a maximum of 600,000 shares under our 2001 Stock Incentive Plan. The 200,000-share minimum will vest and become issuable upon Mr. Goldston's continuation in our service through February 28, 2011. The number of shares above that minimum that may vest and become issuable pursuant to the restricted stock unit award will depend on our highest 30-day volume-weighted average closing share price for any consecutive 30-days between December 1, 2010 and February 28, 2011. However, if, beginning July 1, 2009, our closing share price is at least equal to the share price necessary to earn the maximum shares, and the volume-weighted average closing share price for the subsequent six months is at least equal to such share price, 600,000 shares of the restricted stock unit award will vest and become immediately issuable. Upon vesting, Mr. Goldston will be entitled to any dividend equivalents that are accrued with respect to any vested shares. In the event (i) Mr. Goldston is terminated without cause or by reason of his death or disability or (ii) of a change in control of the company, 600,000 shares of the restricted stock unit award will vest and become immediately issuable. The Compensation Committee awarded this restricted stock unit award to Mr. Goldston in order to align management with the interest of stockholders based on the company's stock price.

        In August 2008, the Compensation Committee awarded Mr. Goldston a restricted stock unit grant that covers 650,000 shares of our common stock. The Compensation Committee awarded this restricted stock unit award contingent upon the closing on August 26, 2008 of our acquisition of FTD Group, Inc., which occurred on such date. In determining the amount of the award, the Compensation Committee used the company's stock price and determined the number of shares necessary to reach a desired dollar amount for the award. Since the grant date, the value of the award to Mr. Goldston has significantly decreased. The restricted stock unit award will vest in three successive equal annual installments on each of August 15, 2009, August 15, 2010 and August 15, 2011, subject to his continued employment through each such vesting date. The Compensation Committee awarded Mr. Goldston this restricted stock unit award in recognition of his achievement in four years of a five-year corporate objective to significantly diversify the company's revenue streams and profitability and increase scale such that the declining dial-up Internet access business within the Communications segment would represent a much smaller percentage of the company's consolidated revenues and business operations. This objective was met in consummating the FTD acquisition.

        McArthur Employment Agreement Amendment and Related Stock Awards.    In August 2008, we and Steven B. McArthur amended and restated his employment agreement with Classmates Online, Inc., a wholly-owned subsidiary of the company (the "Amended McArthur Agreement"). The initial employment agreement was amended because it contemplated the issuance of restricted stock units of Classmates Media Corporation, a wholly-owned subsidiary of the company ("CMC"), upon the occurrence of the initial public offering of CMC (the "CMC IPO") prior to April 30, 2008, which did not occur. Pursuant to the Amended McArthur Agreement, Mr. McArthur will receive on each of August 15, 2008, 2009, 2010 and 2011, fully vested restricted stock units covering 90,834, 90,834, 90,834 and 181,668 shares of our common stock, respectively. In addition, on each such date, Mr. McArthur will receive a cash bonus in an amount equal to the aggregate dividends he would have been entitled to receive with respect to the restricted stock units awarded on each such date had such restricted stock units been issued as of April 30, 2008. In the event the CMC IPO becomes effective prior to any such date, no additional restricted stock units of the company will be issued and no additional stock bonuses based on dividends will be paid. Instead, Mr. McArthur will be issued a number of restricted stock units covering CMC common stock to be determined in accordance with the formula set forth in his employment agreement. These CMC restricted stock units will vest on the same timetable as the timetable for the issuance of restricted stock units covering our common stock described above.

        The equity awards granted to the named executive officers in the 2008 fiscal year are reflected in the Grants of Plan-Based Awards Table, which appears elsewhere in this proxy statement. The outstanding equity awards held by each named executive officer as of the end of the 2008 fiscal year are reflected in the Outstanding Equity Awards at Fiscal Year-End Table, which appears elsewhere in this proxy statement.

        2009 Restricted Stock Unit Awards.    In February 2009, the Compensation Committee granted the following named executive officers restricted stock unit awards covering the number of shares of our common stock set forth in the table below. The awards were granted in recognition of the company's performance and the consummation of the FTD acquisition. The restricted stock unit awards will vest in full on February 15, 2010, subject to the executive officer's continued employment with the company through such vesting date.

Named Executive Officer	Restricted Stock Unit Award (# shares)
Mark R. Goldston	370,000
Frederic A. Randall, Jr.	50,000
Scott H. Ray	90,000
Matthew J. Wisk	80,000
Steven B. McArthur	90,000

        2009 Stock Option Exchange Program.    In February 2009, the Compensation Committee adopted a stock option exchange program (the "Exchange Program") pursuant to which Messrs. Goldston, Randall and Taragan were given the opportunity to exchange certain "out-of-the-money," or "underwater," stock options previously granted to them under our 2001 Stock Incentive Plan, for an award of restricted stock units pursuant to which the executive officer will be entitled to receive one share of our common stock for each unit that is granted under the award on the date that each such unit vests in accordance with its terms and the designated vesting schedule. The company implemented a stock option exchange program for its employees in 2006, but executive officers were not permitted to participate. The Compensation Committee determined that it is in our best interests to provide executive officers with compensation comprised in part of equity incentives designed to retain their services and to align their interests more closely to those of our stockholders. In addition, based on the advice of our independent consultants, we believe the stock options selected for the Exchange Program no longer constituted a sufficient incentive compensation award for these executive officers. The Compensation Committee believes that the restricted stock units for which such stock options were exchanged are adequate to satisfy our desired level of compensation.

        The number of restricted stock units to be issued for each exchanged underwater stock option was determined in accordance with a 1-for-3 exchange ratio, which permitted each executive officer to exchange his underwater stock options for the number of restricted stock units set forth opposite the name of such executive officer in the table below. The exchange occurred in March 2009, and all underwater stock options were cancelled upon exchange for restricted stock units pursuant to our 2001 Stock Incentive Plan.

Executive Officer	Underwater Stock Options (# shares)	Restricted Stock Unit Award (# shares)
Mark R. Goldston	1,450,000	483,333
Frederic A. Randall, Jr.	305,000	101,666
Robert J. Taragan	195,000	65,000

        The restricted stock units will vest in quarterly increments over two years measured from February 15, 2009, subject to the executive officer's continued employment through the vesting date of such restricted stock units.

Equity Grant Practices

        With the exception of new hires, we historically have made "company-wide" equity awards during the first quarter of each year following the availability of the financial results for the prior year. Commencing in 2009, these company-wide annual grants were limited generally to vice presidents and more senior executives. This change was made due to the increased size of our employee base as a result of the FTD acquisition and the determination that the limited number of shares available under our equity plans should be used generally for awards to the company's vice presidents and more senior executives.

        New hire equity awards are made on the fifteenth day of the second month of each quarter, or the next business day, to those individuals whose employment with us commenced prior to such date. Commencing with the second quarter of 2009, new hire equity awards will be limited generally to vice presidents and more senior executives. Similar to the company-wide grants, this change was made due to the beliefs described above that the limited number of shares available under our equity plans should be used generally for awards to the company's vice presidents and more senior executives.

        Grants to employees who are non-executive officers of the company may be made by the Compensation Committee or by the Secondary Compensation Committee, of which our Chief Executive Officer is the sole member. It is our practice for all equity grants to be made with the required approvals obtained in advance of or on the grant date. All grants to our executive officers require the approval of the Compensation Committee or the Board of Directors.

Other Benefits

        We provide eligible employees with a 401(k) plan and various health and welfare and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Our 401(k) plan helps employees save and prepare financially for retirement. Our health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

        401(k) Plan.    Our tax-qualified 401(k) plan allows eligible employees to contribute up to 40% of their pre-tax earnings, up to the annual dollar limit set by law, which was $15,500 for 2008. We provide matching contributions equal to 25% of the employee's contribution, to the extent such contribution does not exceed 6% of the employee's bi-weekly gross compensation. The matching contributions vest 25% for each year of the employee's service and are fully vested after four years of service. When the Compensation Committee calculates the targeted overall compensation for our executive officers, it does not factor in the 401(k) matching contributions because they do not represent a significant portion of the executive officers' overall compensation.

        Health and Welfare Benefits.    In addition to regular health and welfare benefits generally offered to our U.S. employee base, certain vice presidents and more senior executives, including our executive officers, are also eligible to participate in the Exec-U-Care plan. Under this plan, such individual's health insurance premiums are paid by us, and certain other medical and dental expenses are reimbursed, up to certain maximum limits set forth in the plan.

        Perquisites.    We generally do not provide perquisites or other personal benefits to our executive officers. However, in connection with the promotion of Matthew J. Wisk to President of MyPoints.com, Inc. and his related relocation to San Francisco, California, the location of the MyPoints corporate office, in December 2008, the Compensation Committee authorized the reimbursement of temporary housing and moving expenses incurred by Mr. Wisk, and the reimbursement of the real estate commission and other closing costs paid by him in connection with the sale of his residence (plus an additional amount to cover applicable taxes on the reimbursement of the real estate commission and other closing costs). The total amount of such relocation expenses reimbursed to Mr. Wisk in the 2008 fiscal year and as of April 6, 2009, is reflected in footnote 12 to the Summary Compensation Table, which appears elsewhere in this proxy statement. In connection with our hiring of an executive officer who must relocate to join the company, we typically provide relocation-related reimbursements approved by the Compensation Committee.

Severance and Change-in-Control Benefits

        The Compensation Committee believes that we should provide fair and reasonable severance and change-in-control benefits to executives. These severance and change-in-control benefits are intended to promote stability and continuity of senior management, attract and retain superior talent, and reflect the potential difficultly for them to find comparable employment within a short period of time. Furthermore, the Compensation Committee believes such benefits align the interests of the executive officers with those of the stockholders with regard to any potential sale of the company.

        Our severance plan applies to all eligible full-time U.S. employees. However, our employment agreements with the named executive officers set forth severance and change-in-control benefits that exceed those provided under our general severance plan. Data provided by our independent consultants generally demonstrates that severance benefits such as those provided to our named executive officers are common among the companies in our Peer Group, particularly in connection with change-in-control transactions. The severance and change-in-control benefits provided to our named executive officers are in the top quartile of the Peer Group companies.

        In December 2008, we and our executive officers amended their respective employment agreements to bring each of those agreements into compliance with applicable tax laws, including Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder. Mr. Goldston's employment agreement with CMC also was amended for the same reason. Among other modifications, the amendments to the employment agreements with Messrs. Goldston and Randall provide that such executive officer's employment agreement will terminate within a specified period of time following a change-in-control event, at which time he will be entitled to the same benefits he would have received in the event of an involuntary termination in connection with such change-in-control event. The modifications made to the other executive officers' employment agreements did not result in a material change to their severance and change-in-control benefits.

        The benefits and payments for which the named executive officers are eligible are described in greater detail under "Employment Agreements and Potential Payments Upon Termination or Change in Control," which appears elsewhere in this proxy statement.

Tax and Accounting Considerations

        Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") generally disallows a tax deduction to publicly held companies for compensation paid to certain "covered" officers (a subset of the named executive officers), to the extent such compensation exceeds $1 million per covered officer in any year. However, the limitation does not apply to compensation that is performance-based pursuant to certain milestones established under a stockholder-approved plan.

        The 2008 Bonus Plan was not submitted for stockholder approval, and all compensation deemed paid by us in connection with stock bonuses awarded under that plan was accordingly subject to the $1 million limitation. The Compensation Committee has decided not to submit the 2009 Management Bonus Plan for stockholder approval at the 2009 annual meeting or to take any other action to limit or restructure the elements of compensation payable to our executive officers.

        In addition, the deductibility of any compensation deemed paid by us in connection with the award of restricted stock or restricted stock units, or the exercise of option grants made under our 2001 Stock Incentive Plan on or after the date of the 2004 annual meeting (or prior to that date for certain grants made to executive officers), will also be subject to the $1 million limitation per covered officer. For the 2008 fiscal year, the cash compensation paid to the covered officers, together with the compensation deemed paid by us in connection with equity awards, exceeded the $1 million limit per covered officer for each such officer. The approximate amount of total compensation that will not be deductible pursuant to Section 162(m) is set forth in the table below.

Covered Officers Under Section 162(m)	Total Amount of Compensation Not Deductible
Mark R. Goldston	$7,787,336
Steven B. McArthur	$866,591
Frederic A. Randall, Jr.	$1,920,453
Scott H. Ray	$239,215
Matthew J. Wisk	$484,813

        The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive programs or equity incentive programs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

        Accounting for Stock-Based Compensation.    Our stock option grant policies have been impacted by the implementation of SFAS 123R, which we adopted in the first quarter of the 2006 fiscal year. Under SFAS 123R, we are required to value unvested stock options granted prior to our adoption of SFAS 123R under the fair value method and expense those amounts in the consolidated statements of operations over the stock option's remaining vesting period. Our current intent is to limit the number of stock option grants and to rely on restricted stock and restricted stock units instead. The Compensation Committee believes this strategy is best aligned with the philosophy of increasing stockholder value because it is intended to limit future earnings dilution from options while at the same time retaining the goals of long-term incentives. For additional discussion regarding the goals of long-term incentives, see "Long-Term Incentives," which appeared earlier in this proxy statement.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2009 Annual Meeting of Stockholders.

        Submitted by the Compensation Committee of the Board of Directors:

Robert Berglass Kenneth L. Coleman Dennis Holt

 SUMMARY COMPENSATION TABLE

        The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the company and its subsidiaries for the fiscal years ended December 31, 2008, 2007 and 2006, by the company's Chief Executive Officer, Chief Financial Officer, each of the company's three other most highly compensated executive officers whose total compensation for the 2008 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2008 fiscal year, and one additional individual who would have been one of the company's three other most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of the 2008 fiscal year. The listed individuals will be hereinafter referred to as the "named executive officers."

Name and Principal Position	Year	Salary(1)		Bonus(1)		Stock Awards(4)		Option Awards(4)	Non-Equity Incentive Plan Compensation		All Other Compensation (7)(9)(10) (13)		Total
Mark R. Goldston	2008	$952,750		—		9,196,123		—	—		129,489		$10,278,362
Chairman, President	2007	$925,000		—		5,145,035	(17)	—	1,143,049	(5)	468,366	(8)(17)	$7,681,450	(17)
and Chief Executive	2006	$880,000		—		2,916,022		18,737	1,398,714	(6)	533,418		$5,746,891
Officer
Steven B. McArthur	2008	$515,000		—		1,953,742		—	—		12,970		$2,481,712
President,
Classmates Media
Corporation
Frederic A. Randall, Jr.	2008	$439,810		—		2,234,630		—	—		39,481		$2,713,921
Executive Vice	2007	$427,000		—		1,301,800	(17)	—	427,000	(5)	162,434	(8)(11)	$2,318,234	(17)
President, General	2006	$407,000		—		915,533		4,088	524,805	(6)	182,787		$2,034,213
Counsel and
Secretary
Scott H. Ray	2008	$437,750		—		1,698,388		—	—		12,364		$2,148,502
Executive Vice President	2007	$106,250		180,000	(2)	144,250		—	—		460		$430,960
and Chief Financial
Officer(14)
Matthew J. Wisk	2008	$416,120		100,000	(3)	1,530,982		66,954	—		78,400	(12)	$2,192,456
President,	2007	$404,000		—		652,765	(17)	152,598	404,000	(5)	7,550		$1,620,913	(17)
MyPoints.com, Inc.(16)	2006	$385,000		—		530,185		378,583	477,188	(6)	7,892		$1,778,848
Former Executive Officer:
Gerald J. Popek	2008	$316,045	(16)	—		1,989,341	(18)	—	—		34,330		$2,339,716
Former Executive	2007	$427,000		—		551,668		—	427,000	(5)	53,443		$1,459,111
Vice President	2006	$407,000		—		334,501		3,407	504,455	(6)	77,730		$1,327,093
and Chief Technology
Officer(15)

(1)
Includes amounts deferred under the company's Employee Tax Savings Plan (the "Savings Plan"), a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code. For information regarding the minimum base salary requirements for the named executive officers under their respective employment agreements, see "Employment Agreements and Potential Payments Upon Termination or Change in Control," which appears elsewhere in this proxy statement.

(2)
Represents a guaranteed cash bonus awarded to Mr. Ray pursuant to his employment agreement.

(3)
Represents a discretionary cash bonus awarded to Mr. Wisk in the 2008 fiscal year in connection with his relocation from Southern California to Northern California.

(4)
Includes the compensation cost recognized for consolidated financial statement reporting purposes for each of the 2008, 2007 and 2006 fiscal years, in accordance with SFAS 123R, with respect to the stock or stock option awards made to the named executive officers, including awards which may have been granted in one or more earlier years. The reported dollar amounts do not take into account any estimated forfeitures related to service-based vesting conditions. The SFAS 123R costs are based on the grant-date fair value of each award. For stock awards such as restricted stock units, the grant-date fair value is based on the closing selling price of our common stock on the award date. For stock options, the grant-date fair value is determined on the basis of an option valuation formula tied to certain assumptions. For information regarding the various assumptions underlying the SFAS 123R valuation of our stock and stock option awards, see Note 5 of the Consolidated Financial Statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

  Also includes the compensation cost recognized for consolidated financial statement reporting purposes for the 2008 fiscal year, in accordance with SFAS 123R, with respect to the annual incentive awards earned by Messrs. Goldston, McArthur, Popek, Randall, Ray and Wisk under the 2008 Bonus Plan that were paid in shares of the company's common stock. The number of shares of our common stock awarded to each named executive officer for the 2008 fiscal year is as follows: Mr. Goldston, 150,215; Mr. McArthur, 49,029; Mr. Popek, 57,064; Mr. Randall, 47,490; Mr. Ray, 47,267; and Mr. Wisk, 48,364. For information regarding the target bonus for which each named executive officer is eligible pursuant to his employment agreement, see "Employment Agreements and Potential Payments Upon Termination or Change in Control" which appears elsewhere in this proxy statement.

  Also includes the compensation cost recognized for consolidated financial statement reporting purposes for the 2008 fiscal year, in accordance with SFAS 123R, with respect to the fully vested restricted stock units awarded to Messrs. Goldston and Randall as a discretionary bonus. The number of shares of our common stock covered by each such award is as follows: Mr. Goldston, 100,000 shares; and Mr. Randall, 25,000 shares.

(5)
Represents the portion of the annual incentive award earned by each named executive officer under the 2007 Management Bonus Plan that was paid in cash. For information regarding the 2007 Management Bonus Plan, see the Grants of Plan-Based Awards table and the Compensation Discussion and Analysis which appear in the proxy statement for the annual meeting of stockholders held in 2008, which as filed with the SEC on April 29, 2008 (the "2008 Proxy Statement").

(6)
Represents the annual cash incentive bonus earned by the named executive officers under the 2006 Management Bonus Plan.

(7)
Each of our executive officers holds restricted stock units which contain dividend equivalent rights. Pursuant to those rights, each named executive officer will receive, in the event dividends or other distributions are declared and paid on the company's outstanding shares of common stock, an additional payment equal to each dividend or distribution which would have been paid on the shares of common stock underlying those units had such shares been issued and outstanding at the time that dividend or distribution was made to the company's stockholders. The payment will be made in the same form as the actual dividend or distribution is made to the stockholders. This column includes the amounts received pursuant to the dividend equivalent rights pertaining to the restricted stock units awarded in March 2005 to Messrs. Goldston, Popek, and Randall, because the company initiated its quarterly cash dividend in May 2005, and accordingly, the SFAS 123R value of those earlier units did not reflect the potential dividends on the company's common stock. The amount received by such named executive officers for the 2008 fiscal year pursuant to the March 2005 equity award was as follows: Mr. Goldston, $112,500; Mr. Popek, $15,000; and Mr. Randall, $28,125. However, the SFAS 123R value of subsequent restricted stock unit awards does take such dividend equivalent rights into consideration. Accordingly, the payments received by the named executive officers in the 2008 fiscal year pursuant to the dividend equivalent rights pertaining to the restricted stock units awarded to them subsequent to May 2005 are not included as part of their compensation for the 2008 fiscal year. The aggregate amount received by each of the named executive officers for the 2008 fiscal year pursuant to dividend equivalent rights associated with such subsequent restricted stock unit awards is as follows: Mr. Goldston, $723,334; Mr. McArthur $36,334; Mr. Popek, $66,667; Mr. Randall, $209,334; Mr. Ray, $192,500; and Mr. Wisk, $154,167.

(8)
Includes the cash dividends paid during the 2007 fiscal year on the outstanding shares of restricted stock awarded on January 27, 2004 to Messrs. Goldston and Randall, because such shares of restricted stock were awarded prior to the company's initiation of its quarterly cash dividend in May 2005, and, accordingly, the SFAS 123R value of those shares does not take into account such dividends. The amount received by such named executive officers during the 2007 fiscal year pursuant to their dividend equivalent rights under their January 27, 2004 equity awards is as follows: Mr. Goldston, $200,000; and Mr. Randall, $80,000. The dividends were paid at the same time such dividends were paid on all other outstanding shares of the company's common stock.

(9)
Includes a matching contribution by the company to the Savings Plan on behalf of each participating named executive officer in an amount not to exceed 6% of the participating officer's eligible compensation, as determined under such plan. Messrs. Goldston, McArthur, Popek, Randall, and Wisk each received a matching contribution in the amount of $3,450 for the 2008 fiscal year. Mr. Ray did not participate in the Savings Plan in the 2008 fiscal year and therefore did not receive a matching contribution.

(10)
The company provides medical and dental benefits to its U.S. employee base. For vice presidents and more senior executives, including the executive officers, the company pays the portion of the insurance premiums for such benefits that otherwise would have been payable by such employees. For the 2008 fiscal year, the following amounts were paid on behalf of our named executive officers for such medical and dental benefits: Each of Messrs. Goldston, McArthur, Randall, Ray and Wisk, $3,906; and Mr. Popek, $1,900.

  In addition to the medical and dental benefits provided to U.S. employees, the company also provides supplemental medical and dental coverage to certain vice presidents and more senior executives, including the executive officers, under the Exec-U-Care plan. For the 2008 fiscal year, the following premium amounts were paid for coverage of our named executive officers under the Exec-U-Care plan: Mr. Goldston, $9,632; Mr. McArthur, $5,613; Mr. Popek, $13,980; Mr. Randall, $3,999; Mr. Ray, $8,458; and Mr. Wisk, $1,659. Included in the Exec-U-Care premium amounts is an accidental death and dismemberment insurance policy with up to $100,000 in coverage.

(11)
Includes $9,180, which represents partial reimbursement by the company of corporate housing expenses incurred by Mr. Randall in the 2007 fiscal year.

(12)
Includes (i) a tax gross-up in the amount of $66,564 on a discretionary cash bonus awarded to Mr. Wisk in connection with his promotion to President, MyPoints.com, Inc. and (ii) $2,820 in temporary housing expenses. In addition to temporary housing expenses, the company will reimburse Mr. Wisk for his moving expenses and the real estate commission and other closing costs payable by him in connection with the sale of his residence, plus a tax gross-up on such amount. His residence was sold in the 2009 fiscal year, and the total amount of the commission and closing costs reimbursed by the company through April 6, 2009, plus the applicable taxes thereon, was $133,323. In addition, as of April 6, 2009 the aggregate amount of the temporary housing expenses and moving expenses submitted to the company by Mr. Wisk for reimbursement or payment in the 2009 fiscal year was $48,319.

(13)
The table below sets forth the various items included in the "All Other Compensation" column for the 2008 fiscal year for each named executive officer:

Name	Dividend Equivalents	Matching Contribution	Medical/Dental Benefits	Tax Gross-Up	Relocation Expense Reimbursements	Total
Mark R. Goldston	$112,500	3,450	13,539	—	—	$129,489
Steven B. McArthur	$—	3,450	9,520	—	—	$12,970
Frederic A. Randall, Jr.	$28,125	3,450	7,906	—		$39,481
Scott H. Ray	$—	—	12,364	—	—	$12,364
Matthew J. Wisk	$—	3,450	5,566	66,564	2,820	$78,400
Former Executive Officer:
Gerald J. Popek Former Executive Vice President and Chief Technology Officer	$15,000	3,450	15,880	—	—	$34,330
(14)
Mr. Ray joined the company in November 2007 as Executive Vice President and Chief Financial Officer.

(15)
Mr. Popek passed away in June 2008.

(16)
Includes the aggregate amount of base salary earned by Mr. Popek during the 2008 fiscal year, plus accrued vacation as of his last day of employment which was paid to his estate following his death.

(17)
In the Summary Compensation Table included in the 2008 Proxy Statement, certain of the amounts included for Messrs. Goldston, Randall and Wisk were inadvertently overstated. In addition, the amount included under the "All Other Compensation" column for Mr. Goldston was understated by $37,304, which was the amount reimbursed by the company for legal fees incurred by Mr. Goldston in connection with the negotiation of his employment agreement in the 2007 fiscal year. The corrected amounts are included in the above Summary Compensation Table.

(18)
Includes the compensation cost recognized for consolidated financial statement reporting purposes for the 2008 fiscal year, in accordance with SFAS 123R, with respect to the accelerated vesting of restricted stock units covering 193,174 shares of our common stock following Mr. Popek's death pursuant to the terms of his employment agreement.

 GRANTS OF PLAN-BASED AWARDS

        The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2008 fiscal year under any incentive compensation plan.

					All Other Stock Awards: Number of Shares of Stock or Units (12)
		Potential Payouts Under Equity Incentive Plan Awards (Shares)
							Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold (1)	Target (2)	Maximum (3)
Mark R. Goldston	2/15/08				100,000	(5)	$1,149,000
	3/14/08				600,000	(8)	$6,480,000
	6/19/08	88,298	132,448	176,598
	8/26/08				650,000	(11)	$7,104,500
Steven B. McArthur	6/19/08	28,636	47,728	66,820
	8/14/08				454,170	(10)	$5,499,999
Frederic A. Randall, Jr.	2/15/08				1,024	(6)	$14,479
	2/15/08				50,000	(7)	$574,500
	2/15/08				25,000	(5)	$287,250
	6/19/08	24,456	40,760	57,064
Scott H. Ray	6/19/08	24,342	40,570	56,798
Matthew J. Wisk	2/15/08				969	(6)	$13,702
	2/15/08				50,000	(7)	$574,500
	6/19/08	23,138	38,564	53,990
Former Executive Officer:
Gerald J. Popek(4)	2/15/08				1,024	(6)	$14,479
	2/15/08				50,000	(7)	$574,500
	6/19/08	24,456	40,760	57,064
	7/31/08				57,064	(9)	$619,715

(1)
Represents the minimum number of shares of our common stock that would have been issuable to our named executive officers if each of the revenue and adjusted operating income objectives established for the Communications and Classmates Media segments for the 2008 fiscal year under the 2008 Bonus Plan had been attained at the minimum threshold levels.

(2)
Represents the number of shares of our common stock that would have been issuable to our named executive officers if each of the revenue and adjusted operating income objectives established for the Communications and Classmates Media segments for the 2008 fiscal year under the 2008 Bonus Plan had been attained at the target level. Under the 2008 Bonus Plan, the bonus amounts were payable in shares of our common stock. The value of our common stock on December 31, 2008 was $6.07 per share based on the closing price of our common stock on such date. The number of shares actually awarded to the named executive officers pursuant to the 2008 Bonus Plan is set forth in footnote 4 to the Summary Compensation Table, which appears elsewhere in this proxy statement.

(3)
Represents the maximum number of shares of our common stock that would have been issuable to our named executive officers if each of the revenue and adjusted operating income objectives established for the Communications and Classmates Media segments for the 2008 fiscal year under the 2008 Bonus Plan had been attained at the maximum level.

(4)
Mr. Popek passed away in June 2008.

(5)
This represents a discretionary bonus award made in the form of fully vested restricted stock units covering shares of our common stock.

(6)
This represents the portion of the annual incentive award earned by the named executive officer under the 2007 Bonus Plan which was paid in shares of our common stock in the 2008 fiscal year.

(7)
This represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The units will vest in three successive equal annual installments, subject in each case, to the named executive officer's continued service with the company measured from February 15, 2008.

(8)
This represents an award of restricted stock units. Each unit provides Mr. Goldston with the right to receive one share of our common stock upon the vesting of that unit. 200,000 units will vest and become issuable upon Mr. Goldston's continuation in service through February 28, 2011. The remaining units will vest depending on the company's highest 30-day volume-weighted average closing price for any consecutive 30-days between December 1, 2010 and February 28, 2011. However, if beginning July 1, 2009, the company's closing share price remains at a certain threshold for at least six months, all 600,000 units will vest on the last day of the six-month period. Unlike the other restricted stock units awarded to our executive officers, dividend equivalents are distributed as and to the extent the shares underlying this restricted stock unit vest.

(9)
This represents the annual incentive award granted to Mr. Popek under the 2008 Bonus Plan. Although awards made pursuant to a bonus plan typically are made in the first quarter of the fiscal year following completion of the fiscal year covered by such bonus plan, Mr. Popek passed away in June 2008 and the Compensation Committee awarded him his maximum potential bonus under the 2008 Bonus Plan at such time.

(10)
This represents 454,170 restricted stock units to be awarded on designated dates pursuant to the terms of Mr. McArthur's employment agreement. Each unit provides Mr. McArthur with the right to receive one share of our common stock upon the vesting of that unit. On August 15, 2008, 90,834 fully vested restricted stock units were awarded to Mr. McArthur, and the underlying shares of common stock were immediately issued to him on such date. On August 15, 2009, August 15, 2010 and August 15, 2011, subject to certain conditions, Mr. McArthur will be awarded 90,934, 90,834 and 181,668 fully vested restricted stock units, respectively, and the underlying shares of common stock will be issued to him immediately on each such date.

(11)
This represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The units will vest in three successive equal annual installments measured from August 15, 2007, subject to the named executive officer's continued service with the company through each such date.

(12)
Restricted stock unit awards are subject to accelerated vesting as described in the section entitled "Employment Agreements and Potential Payments Upon Termination or Change in Control" which appears elsewhere in this proxy statement.

2008 Management Bonus Plan

        The company's 2008 Management Bonus Plan (the "2008 Bonus Plan") was in the form of a stock bonus program under which each participant could earn a bonus payable in shares of our common stock based on either the financial performance of the particular business segment to which that participant was assigned (Communications segment or Classmates Media segment) or the combined performance of both such business segments. Financial performance was measured in terms of the revenue and the adjusted operating income (before depreciation, amortization and certain other expenses such as restructuring costs and stock-based compensation) of one or both such business segments, as applicable, for the 2008 fiscal year. The bonus potential for each attained level of performance was tied to a specified number of shares of our common stock. That number was determined by dividing a specific percentage of the participant's annual rate of base salary by the average of the daily closing prices of our stock during the first quarter of 2008. The potential bonuses ranged from 60% of annual base salary at threshold level performance for certain named executive officers to a maximum of 200% of annual base salary (in the case of the Chief Executive Officer) if all of our financial objectives were attained at maximum levels.

        The annual incentive bonus award actually earned by each named executive officer for the 2008 fiscal year is reflected in the Summary Compensation Table, which appears elsewhere in this proxy statement. For additional information regarding the 2008 Bonus Plan, including the specific performance targets and corresponding bonus potential at each level of attainment, see the Compensation Discussion and Analysis, which appears elsewhere in this proxy statement.

        Restricted Stock Units.    Each restricted stock unit entitles the executive officer to one share of our common stock at the time of vesting. When the shares vest and become issuable, we withhold a portion of the vested shares to cover applicable taxes thereon. The restricted stock units awarded in 2005, 2007 and 2008 generally will vest over a three- or four-year period of service. However, Mr. Goldston's March 2008 restricted stock unit award will vest over three years, and the number of shares that ultimately vest will depend on the stock price of the company on specified dates. The restricted stock units awarded to our executive officers are subject to accelerated vesting under certain circumstances as described in such individual's employment agreement, such as change in control, involuntary termination of employment or resignation for good reason. In general, each restricted stock unit award also contains dividend equivalent rights in order to provide the same total stockholder return to the executive officers on the shares of common stock underlying their restricted stock units. The aggregate amount of dividend equivalents paid during the 2008 fiscal year on restricted stock units held by each named executive officer is reflected in footnote 7 of the Summary Compensation Table, which appears elsewhere in this proxy statement.

        In February 2009, restricted stock units were awarded to the named executive officers. Each such restricted stock unit award will vest, and the underlying shares will become immediately issuable, upon the named executive officer's continuation in service through February 15, 2010. For additional information regarding such restricted stock unit awards, please see the Compensation Discussion and Analysis, which appears elsewhere in this proxy statement.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (12)(13)
Mark R. Goldston	394,457		$3.334	02/08/2011	125,000	(1)	$758,750
	825,000		$5.767	05/06/2012	166,667	(3)	$1,011,669
	825,000	(14)	$17.947	06/17/2013	750,000	(4)	$4,552,500
	625,000	(14)	$18.700	01/28/2014	600,000	(9)	$3,642,000
					650,000	(10)	$3,945,500
Steven B. McArthur					363,336	(11)	$2,205,450
Frederic A. Randall, Jr.	180,000	(14)	$17.947	06/17/2013	31,250	(1)	$189,688
	125,000	(14)	$18.700	01/28/2014	46,667	(3)	$283,269
					210,000	(6)	$1,274,700
					50,000	(8)	$303,500
Scott H. Ray	—		—	—	220,000	(7)	$1,335,400
Matthew J. Wisk	115,000		$11.770	07/31/2015	25,000	(2)	$151,750
					33,334	(3)	$202,337
					100,000	(5)	$607,000
					50,000	(8)	$303,500

(1)
Each restricted stock unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest upon the named executive officer's continuation in service through February 15, 2009.

(2)
The restricted stock units will vest, and the underlying shares will be issued, upon his continuation in service through August 15, 2009.

(3)
The restricted stock units will vest, and the underlying shares will be issued, in two successive equal annual installments upon the named executive officer's completion of each year of service with the company over the two-year period measured from February 15, 2008.

(4)
On April 3, 2007, Mr. Goldston was awarded a total of 750,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in full upon completion of four years of service with the company measured from February 15, 2007.

(5)
The restricted stock units will vest in full, and the underlying shares will be issued, upon the named executive officer's completion of three years of service with the company measured from August 15, 2007.

(6)
On August 15, 2007, Mr. Randall was awarded a total of 210,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in three successive equal annual installments upon completion of each year of service with the company over the three-year period measured from February 15, 2008.

(7)
On November 15, 2007, Mr. Ray was awarded a total of 275,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. 60% of the total number of shares underlying the restricted stock units will vest in three successive equal annual installments upon the named executive officer's completion of each year of service with the company over the three-year period measured from November 15, 2007, and the remaining 40% of the total number of underlying shares will vest upon continuation in service with the company through November 15, 2011.

(8)
The restricted stock units were awarded on February 15, 2008. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in three successive equal annual installments upon the named executive officer's completion of each year of service with the company over the three-year period measured from February 15, 2008.

(9)
On March 14, 2008, Mr. Goldston was awarded a total of 600,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. 200,000 units will vest, and the underlying share will become issuable, upon Mr. Goldston's continuation in service through February 28, 2011. The remaining units will vest depending on the company's highest 30-day volume-weighted average closing price for any consecutive 30-days between December 1, 2010 and February 28, 2011. However, if beginning July 1, 2009, the company's closing share price remains at a certain threshold for at least six months, all 600,000 units will vest on the last day of the six-month period.

(10)
On August 26, 2008, Mr. Goldston was awarded a total of 650,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in three successive equal annual installments upon completion of each year of service with the company over the three-year period measured from August 15, 2008.

(11)
Pursuant to the terms of Mr. McArthur's employment agreement, he will receive awards of fully vested restricted stock units which will cover a total of 363,336 shares of our common stock. On August 15, 2009, August 15, 2010 and August 15, 2011, subject to certain conditions, Mr. McArthur will be awarded 90,834, 90,834 and 181,668 fully vested restricted stock units, respectively, and the underlying shares of common stock will be issued to him immediately on each such date.

(12)
The valuations are based on the $6.07 closing price of our common stock on December 31, 2008.

(13)
Outstanding equity awards are subject to accelerated vesting as described in the section entitled "Employment Agreements and Potential Payments Upon Termination or Change in Control" which appears elsewhere in this proxy statement.

(14)
These options were cancelled in March 2009 pursuant to the Exchange Program described immediately below.

        2009 Stock Option Exchange Program.    In March 2009, the Compensation Committee implemented a stock option exchange program (the "Exchange Program") pursuant to which three executive officers, including Messrs. Goldston and Randall, were given the opportunity to exchange certain "out-of-the-money," or "underwater," stock options previously granted to them under our 2001 Stock Incentive Plan, for an award of restricted stock units subject to a two-year quarterly vesting schedule. The number of shares covered by such restricted stock unit awards was determined in accordance with a 1-for-3 exchange ratio. Pursuant to the Exchange Program, Mr. Goldston exchanged two of his stock options covering 1,450,000 shares of our common stock for a restricted stock unit award covering 483,333 shares of our common stock, and Mr. Randall exchanged two of his stock options covering 305,000 shares of our common stock for a restricted stock unit award covering 101,666 shares of our common stock.

 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth, for each of the named executive officers, the number of shares of our common stock acquired, and the resulting value realized, on each exercise of stock options during the year ended December 31, 2008, and the number and value of shares of our common stock subject to each restricted stock or restricted stock unit award that vested during the year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Mark R. Goldston	—	—	558,333	6,220,221
Steven B. McArthur	—	—	90,834	1,070,933
Frederic A. Randall, Jr.	48,750	202,946	180,607	1,997,164
Scott H. Ray	—	—	55,000	364,100
Matthew J. Wisk	—	—	42,635	497,376
Former Executive Officer:
Gerald J. Popek Former Executive Vice President and Chief Technology Officer	—	—	235,864	1,721,026

(1)
Value realized is determined by multiplying (i) the amount by which the market price per share of our common stock on the date of exercise exceeded the exercise price per share by (ii) the number of shares of our common stock for which the options were exercised.

(2)
Value realized is determined by multiplying (i) the amount by which the market price per share of our common stock on the applicable vesting date exceeded the price payable per share, if any, by (ii) the number of shares of our common stock as to which each award vested on such date.

 EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS
UPON TERMINATION OR CHANGE IN CONTROL

        Employment Agreements.    The company has employment agreements in place with each of its named executive officers. Among other things, these employment agreements set minimum annual base salaries for each named executive officer and also establish the target bonus amounts for each named executive officer at a specified percentage of his then-current annual base salary. The following table includes the current annual base salary and target bonus amounts (set as a percentage of such base salary) for each of the named executive officers under their respective employment agreements, as well as the expiration date of each such employment agreement, subject to extension by the Compensation Committee of our Board of Directors.

Named Executive Officer(1)	Current Annual Base Salary	Target Bonus (% of then-current annual base salary)	Employment Agreement Expiration Date
Mark R. Goldston(2)	$952,750	100%	March 1, 2011
Steven B. McArthur	$540,000	up to 100%	August 15, 2011
Frederic A. Randall, Jr.	$439,810	up to 100%	February 15, 2011
Scott H. Ray	$500,000	up to 100%	November 15, 2011
Matthew J. Wisk	$436,000	up to 100%	August 15, 2010

(1)
Gerald J. Popek is not included in the table above because his employment agreement terminated in June 2008 as a result of his death.

(2)
Mr. Goldston also has an employment agreement with our subsidiary, Classmates Media Corporation, which was executed in connection with its contemplated initial public offering. Such employment agreement will become effective on the effective date of such offering and will expire three years thereafter. Under such employment agreement, Mr. Goldston will be entitled to an annual base salary of $1.00 and an annual bonus to be determined at the discretion of the board of directors or compensation committee of Classmates Media Corporation.

        As described below, the employment agreement which the company has in place with each named executive officer includes certain severance benefits in the event the named executive officer's employment terminates under certain circumstances.

        Our employment agreement with Mr. Goldston provides that if his employment is terminated without cause (including his resignation following a breach by us of the terms of his employment agreement), or his employment is involuntarily terminated (including a resignation for good reason) following a change in control, he will be entitled to a lump sum payment equal to three times the sum of his annual base salary and a specified bonus amount (which will vary depending upon the circumstances of his termination), plus he will receive a prorated amount of that specified bonus for the year of his termination, and all of his outstanding equity awards will vest. In addition, all of his outstanding options will remain exercisable for up to one year following his termination date. In consideration of the severance payment, Mr. Goldston has agreed to an 18-month non-competition and non-solicitation of employees agreement and to provide us with a standard release of claims. Within a specified period of time following a change-in-control event, the employment agreement will terminate on its terms, and at that time Mr. Goldston will become entitled to the same benefits he would have received in the event of an involuntary termination in connection with such change-in-control event, whether or not he actually terminates employment. In the event Mr. Goldston's employment is terminated by reason of death or permanent disability, all of his outstanding equity awards will vest in full.

        Our employment agreement with Mr. Randall provides that if his employment is terminated without cause (including his resignation following a breach by us of the terms of his employment agreement), or if his employment is involuntarily terminated (including a constructive termination) following a change in control, he will be entitled to a lump sum payment equal to three times the sum of his annual base salary and a specified bonus amount, plus he will receive a prorated specified bonus for the year of his termination. If his employment is terminated without cause, he will receive an additional 12 months of vesting credit under each of his outstanding equity awards. However, if his employment is involuntarily terminated following a change in control, all of his outstanding equity awards will fully vest and all of his outstanding options will remain exercisable for up to one year following his termination date. In consideration of the severance payment, Mr. Randall has agreed to an 18-month non-competition agreement and to provide us with a standard release of claims. Within a specified period of time following a change-in-control event, the employment agreement will terminate on its terms, and at that time Mr. Randall will become entitled to the same benefits he would have received in the event of an involuntary termination in connection with such change-in-control event, whether or not he actually terminates employment. In the event his employment is terminated by reason of death or permanent disability, all of his outstanding equity awards will vest in full.

        To the extent any of the severance benefits payable to Mr. Goldston or Mr. Randall constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code") resulting in the imposition of excise taxes, we have agreed to provide such individual with a full tax gross-up to cover those excise taxes and all additional taxes he incurs by reason of such payment.

        Our employment agreement with Mr. Ray provides that if his employment is terminated without cause, or he resigns for good reason, in connection with, or within 24 months following, a change in control, then all of his restricted stock units will fully vest. If his employment is terminated without cause, or he resigns for good reason, other than in connection with, or within 24 months following, a change in control, then he will receive an additional 12 months of vesting credit under each of his outstanding restricted stock units. If Mr. Ray's employment is terminated without cause, or he resigns for good reason, whether or not in connection with a change in control, then he will be entitled to a severance payment, payable in 24 equal monthly installments, in an aggregate amount equal to the sum of (i) 24 months of his then current monthly rate of base salary, (ii) a specified bonus amount, and (iii) a prorated specified bonus amount for the year of termination. In consideration of such severance payment, Mr. Ray has agreed to a 12-month non-competition agreement and to provide us with a standard release of claims. If Mr. Ray's employment is terminated due to his death or disability, then he will receive an additional 12 months of vesting credit under each of his outstanding restricted stock units.

        Our employment agreement with Mr. Wisk provides that if such individual's employment is terminated without cause, or if he resigns for good reason, he will be entitled to a cash severance payment, payable in 12 equal monthly installments, in an aggregate amount equal to the sum of (i) his annual base salary, (ii) a specified bonus amount and (iii) a prorated specified bonus amount for the year of termination. If the date of termination occurs following the end of a fiscal year but prior to the date on which Mr. Wisk would have otherwise become entitled to his annual bonus for such fiscal year, the company will pay him the annual bonus he would have received had he remained employed through such annual bonus payment date. In addition, he will receive an additional 12 months of vesting credit under each of his outstanding stock options and restricted stock unit awards (the "Accelerated Vesting Credit"). If his employment is terminated without cause, or he resigns for good reason, following a change in control, he will be entitled to the cash severance payment described above, plus additional vesting credit under each of his outstanding stock options and restricted stock unit awards equal to the greater of (i) an additional 12 months or (ii) the additional number of shares in which he would have been vested at the time of such termination if he had completed an additional period of service equal in duration to the actual period of service completed by him between the grant date for each applicable award and the date of his termination (the "Enhanced Accelerated Vesting Credit"). In the event his employment is terminated by reason of death or permanent disability, he will receive the Accelerated Vesting Credit under each of his outstanding stock options and restricted stock unit awards. In consideration of the severance payment and the Accelerated Vesting Credit or

Enhanced Accelerated Vesting Credit, Mr. Wisk has agreed to a 12-month non-competition agreement and to provide us with a standard release of claims.

        Our employment agreement with Mr. McArthur provides that he will be issued a certain number of fully vested shares of our common stock periodically on specified dates (the "Issuance Dates"), unless an initial public offering of CMC (the "IPO") occurs prior to any such Issuance Date. Upon such IPO, he instead will receive restricted stock units covering shares of CMC, which will be subject to a vesting schedule tied to the then remaining Issuance Dates (the "CMC RSUs"). In the event of a change in control of CMC prior to the IPO, he will receive either (i) a substitute award covering cash and/or shares of the successor company (the "Substitute Award") equal in value to the then unissued shares of our common stock under the employment agreement, with a vesting schedule tied to the then remaining Issuance Dates, or (ii) a fully vested stock award covering the then unissued shares of our common stock under his employment agreement. In addition to the Substitute Award or stock award, as applicable, he also will receive a cash bonus equal to the amount of cash dividends he would have received if the then unissued shares of our common stock had been issued as of April 30, 2008. However, if a change in control of United Online occurs before the IPO, he will receive a restricted stock unit award covering the then unissued shares of our common stock, with a vesting schedule tied to the then remaining Issuance Dates (the "UOL RSUs"). If, prior to the IPO, his employment is terminated without cause or he resigns for good reason, in connection with, or within 24 months following, a change in control of CMC or United Online, then the Substitute Award (if applicable) or the UOL RSUs, respectively, will fully vest. If, prior to the IPO, his employment is (a) terminated without cause or he resigns for good reason other than in connection with, or within 24 months following, a change in control of CMC or United Online, or (b) terminated due to death or disability, then he will receive an additional 12 months of vesting credit under the Substitute Award, the UOL RSUs, or the employment agreement, as then applicable. If, following the IPO, his employment is (1) terminated without cause or he resigns for good reason, in connection with, or within 24 months following, a change in control of CMC, then his CMC RSUs will fully vest, or (2) terminated without cause or he resigns for good reason other than in connection with, or within 24 months following, a change in control of CMC, or terminated due to death or disability, then he will receive an additional 12 months of vesting credit under his CMC RSUs. If Mr. McArthur's employment is terminated without cause, or he resigns for good reason, whether or not in connection with a change in control, then he will be entitled to a severance payment, payable in 24 equal monthly installments, in an aggregate amount equal to the sum of (i) 24 months of his then current monthly rate of base salary, (ii) a specified bonus amount, and (iii) a prorated specified bonus amount for the year of termination. In consideration of such severance payment, Mr. McArthur has agreed to a 12-month non-competition agreement and to provide us with a standard release of claims.

        In connection with the then contemplated IPO of CMC, Mr. Goldston entered into an employment agreement with CMC in August 2007, which will become effective on the date such an IPO is effected (the "CMC Employment Agreement"). In connection with such IPO, Mr. Goldston would also receive options to purchase 4.2857% of the fully diluted shares of the CMC Class A common stock at an exercise price equal to the price at which the Class A common stock in sold in the IPO. Under the CMC Employment Agreement, Mr. Goldston's CMC options would fully vest upon the occurrence of any of the following events:

            (i)  CMC terminates his employment without cause (including his resignation following a breach by CMC of the terms of his CMC Employment Agreement),

           (ii)  his employment with CMC is involuntarily terminated (including a resignation for good reason) following a CMC change in control,

          (iii)  his employment with CMC is terminated due to his death or disability,

          (iv)  we terminate his employment without cause, or his employment with us is involuntarily terminated (including a resignation for good reason) following a change in control of United Online, and in either instance he is not employed by CMC immediately following such termination, or

           (v)  his employment with CMC is terminated for any reason (other than a reason that would otherwise give rise to accelerated vesting of the unvested options) and, following such termination, he remains employed by us and his employment with us is subsequently terminated due to his death or disability.

        In the event (i) Mr. Goldston's employment with CMC is involuntarily terminated, (ii) Mr. Goldston resigns following a breach by CMC of the terms of his CMC Employment Agreement, (iii) Mr. Goldston's employment terminates due to his death or disability, or (iv) Mr. Goldston's employment with United Online terminates due to an involuntary termination (including a resignation for good reason) following a change in control or due to his death or disability and he is not employed by CMC immediately following such termination, all of his outstanding CMC options would remain exercisable for up to one year following the termination date. In addition, if CMC terminates Mr. Goldston's employment without cause, or if his employment with CMC is involuntarily terminated following a change in control of CMC, he will be entitled to a cash lump sum payment in an amount equal to three times the sum of the base salary and annual bonus paid to him by CMC in the preceding 12-month period, and any outstanding CMC equity awards will fully vest. Furthermore, within a specified period of time following a change-in-control event relating to CMC or United Online, the CMC Employment Agreement will terminate on its terms, and at that time Mr. Goldston will become entitled to the same benefits he would have received if his employment with CMC was involuntary terminated in connection with a change-in-control event, whether or not his employment with CMC actually terminates. In consideration of the severance payment, Mr. Goldston has agreed not to compete and not to solicit CMC employees for a 12-month period following his termination of employment and to provide CMC with a standard release of claims. To the extent his severance benefits under the CMC employment agreement constitute a "parachute payment" under Section 280G of the Internal Revenue Code resulting in the imposition of excise taxes, CMC will provide him with a full tax gross-up to cover those excise taxes and all additional taxes he incurs by reason of such payment.

        Our employment agreement with Mr. Popek provided severance benefits that were substantially the same as those provided under the employment agreement summarized above for Mr. Wisk. Mr. Popek passed away in June 2008, and the severance benefits provided in connection with such termination pursuant to the terms of his employment agreement are described in the Termination of Employment Events table which appears elsewhere in this proxy statement.

        Equity Compensation Plans.    All outstanding options and restricted stock units under the company's stock plans will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with a cash retention program which preserves the intrinsic value of the award at that time and provides for subsequent payout in accordance with the pre-existing vesting schedules for those awards.

        Quantification of Benefits.    The following tables provide estimated payments and benefits which would have been provided to each named executive officer assuming certain hypothetical events had occurred with respect to each named executive officer on December 31, 2008. For amounts connected with a change-in-control event, it is assumed that the change in control occurred on December 31, 2008 and that the price per share of our common stock paid to our stockholders in the change-in-control transaction was $6.07, the closing selling price per share of our common stock on December 31, 2008. For additional information regarding the terms and conditions relating to such payments and benefits, see our employment agreements with the named executive officers and our equity compensation plan documents, copies of which were previously filed with the SEC.

        Termination of Employment Events.    The following table provides estimated payments and benefits which would have been provided to each named executive officer assuming the following hypothetical termination events had occurred with respect to the named executive officer on December 31, 2008:

  A.
  termination without cause or resignation for good reason (in the absence of a change in control);

  B.
  involuntary termination or resignation for good reason following a change in control; and

  C.
  termination as a result of death or permanent disability.

				Value of Accelerated Vesting(1)
		Aggregate Cash Severance or Change in Control Payment (2)
				Restricted Stock, RSUs and other Stock Awards		Stock Options		Parachute Tax Gross-Up Payment	AD&D Insurance Proceeds (3)		Total
A.	Termination without cause or resignation for good reason (in the absence of a change in control)
	Mark R. Goldston	$6,669,250		13,910,344		300,499	(4)	—	—		$20,880,093
	Steven B. McArthur	$1,631,668	(8)	735,150		—		—	—		$2,366,818
	Frederic A. Randall, Jr.	$2,638,860		1,626,250		—		—	—		$4,265,110
	Scott H. Ray	$1,235,500		361,669		—		—	—		$1,597,169
	Matthew J. Wisk	$1,224,120		994,800		—	(9)	—	—		$2,218,920
B.	Involuntary termination or resignation for good reason following a change in control
	Mark R. Goldston	$7,430,446		13,910,344		300,499	(4)	—	—		$21,643,289
	Steven B. McArthur	$1,631,668	(8)	2,205,450	(7)	—		—	—		$3,837,118
	Frederic A. Randall, Jr.	$3,027,430		2,051,157		1,930	(4)	—	—		$5,080,516
	Scott H. Ray	$1,235,500		1,335,400		—		—			$2,570,900
	Matthew J. Wisk	$1,224,120		1,079,106		—	(9)	—	—		$2,303,226
C.	Death or disability
	Mark R. Goldston	$—		13,910,344		—		—	100,000		$14,010,344
	Steven B. McArthur	$—		735,150		—		—	100,000		$835,150
	Frederic A. Randall, Jr.	$—		2,051,156		—		—	100,000		$2,151,156
	Scott H. Ray	$—		361,669		—		—	100,000		$461,669
	Matthew J. Wisk	$—		994,800		—	(9)	—	100,000		$1,094,800
	Gerald J. Popek(5)	$—		1,230,518		—		—	—	(6)	$1,230,518

(1)
The valuation is based on the $6.07 closing price of our common stock on December 31, 2008.

(2)
Includes severance and bonus amounts.

(3)
As part of the Exec-U-Care plan, each named executive officer receives accidental death and dismemberment insurance coverage in the amount of $100,000 in the event of a qualifying accidental death and up to $100,000 in the event of a qualifying dismemberment. For the purposes of this table, we have assumed that the circumstances surrounding the hypothetical termination as a result of death or permanent disability entitled the named executive officer to the full amount of such insurance proceeds.

(4)
If Mr. Goldston's employment is terminated without cause or involuntarily terminated (as such terms are defined in his employment agreement), or if Mr. Randall's employment is involuntarily terminated (as such term is defined in his employment agreement), all stock options will remain outstanding for a one-year period following the date of termination. All of the stock options held by Messrs. Goldston and Randall as of December 31, 2008 were vested. Accordingly, with respect to those options, the column includes only the Black-Scholes value of the extended post-termination exercise period that would be in effect for those options upon such a termination of employment.

(5)
Reflects the amounts paid to Mr. Popek or his estate as a result of his death in June 2008.

(6)
The circumstances surrounding the death of Mr. Popek did not entitle him to insurance proceeds under the accidental death and dismemberment insurance policy. However, he received $500,000 pursuant to a group life insurance policy that is generally available to all employees.

(7)
The employment agreement with Mr. McArthur provides that in the event his employment is terminated without cause, or he resigns for good reason, in connection with, or within 24 months following, a change in control of the company, then he will be issued fully-vested restricted stock units covering a number of shares of our common stock equal to 454,170 less the total number of shares covered by fully vested restricted stock unit awards already granted to him to date under the employment agreement. Such shares would be immediately issued with the award. As of December 31, 2008, such restricted stock unit award would have covered 363,336 shares of our common stock.

(8)
Includes a cash bonus payable upon a change in control in an amount equal to the total amount of dividend equivalents Mr. McArthur would have received had the restricted stock units award issuable upon such change in control been outstanding as of April 2008. As of December 31, 2008, such amount would have equaled $181,668.

(9)
The exercise price of Mr. Wisk's outstanding stock option is $11.77, which is greater than the $6.07 closing price of our common stock on December 31, 2008.

        Change in Control Where Outstanding Awards Are Not Assumed.    The following table provides estimated benefits which would have been provided to each named executive officer assuming a change in control had occurred in which outstanding restricted stock and restricted stock unit awards and stock options are not continued or assumed by the company's successor or replaced with a cash retention program.

	Value of Accelerated Vesting(1)
	Restricted Stock, RSUs and other Stock Awards	Stock Options		Total
Mark R. Goldston	$13,910,344	—		$13,910,344
Steven B. McArthur	$2,205,450	—		$2,205,450
Frederic A. Randall, Jr.	$2,051,156	—		$2,051,156
Scott H. Ray	$1,335,400	—		$1,335,400
Matthew J. Wisk	$1,264,587	—	(2)	$1,264,587

    (1)
    The valuation is based on the $6.07 closing price of our common stock on December 31, 2008.

    (2)
    The exercise price of Mr. Wisk's outstanding stock option is $11.77, which is greater than the $6.07 closing price of our common stock on December 31, 2008.

        Special Employment Agreement Benefits in the Event of a Change in Control.    The following table provides estimated payments and benefits which would have been provided to Messrs. Goldston and Randall in connection with a change-in-control event on December 31, 2008, whether or not they actually terminated their employment with us at that time.

		Value of Accelerated Vesting(1)
	Aggregate Cash Severance or Change in Control Payment (2)
		Restricted Stock, RSUs and other Stock Awards	Stock Options	Parachute Tax Gross-Up Payment	Total
Mark R. Goldston(3)	$7,432,446	13,910,344	—	—	$21,342,790
Frederic A. Randall, Jr.(3)	$3,027,430	2,051,156	—	—	$5,078,586

(1)
The valuation is based on the $6.07 closing price of our common stock on December 31, 2008.

(2)
Includes severance and bonus amounts.

(3)
The employment agreements with Messrs. Goldston and Randall provide that such named executive officer's employment agreement will terminate within a specified period of time following a change-in-control event, and at that time, each of them will become entitled to the same benefits he would have received in the event of an involuntary termination in connection with such change-in-control event, whether or not his employment actually terminates.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2008 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(4)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(5)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(6)
Equity Compensation Plans Approved by Stockholders(1)(2)	9,666,571	(7)	$13.60	5,625,188	(8)
Equity Compensation Plans Not Approved by Stockholders(3)	2,572,226		$9.89	1,178,283

Total	12,238,797		$13.08	6,803,471

(1)
Consists of the 2001 Stock Incentive Plan (the "2001 Plan") and the 2001 Employee Stock Purchase Plan (the "ESPP"). In connection with the merger of NetZero, Inc, and Juno Online Services, Inc. (the "Merger"), we consolidated the Juno Online Services, Inc. 1999 Stock Incentive Plan and the NetZero, Inc. 1999 Stock Incentive Plan to form the 2001 Plan. Both the NetZero and Juno plans were approved by their respective stockholders prior to the Merger. In connection with the Merger, options to purchase 11,748,790 shares of NetZero common stock were assumed and converted into options to purchase 3,524,637 shares of our common stock and then transferred to the 2001 Plan; and options to purchase 8,031,560 shares of Juno common stock were assumed and converted into options to purchase 4,300,900 shares of our common stock and then transferred to the 2001 Plan.

(2)
In connection with the Merger, we consolidated the Juno Online Services, Inc. 1999 Employee Stock Purchase Plan and the NetZero, Inc. 1999 Employee Stock Purchase Plan to form the ESPP. Both the Juno ESPP and NetZero ESPP were approved by their respective stockholders prior to the Merger.

(3)
Consists of the 2001 Supplemental Stock Incentive Plan (the "2001 Supplemental Plan"), the Classmates Online, Inc. Amended and Restated 1999 Stock Plan (the "Classmates 1999 Plan"), the Classmates Online, Inc. 2004 Stock Plan (the "Classmates 2004 Plan") and the FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008 (the "2005 FTD Plan"). In connection with the Merger, we consolidated the following non-stockholder approved plans to form the 2001 Supplemental Plan: (i) the NetZero, Inc. 2001 Non-Executive Stock Incentive Plan; (ii) the Juno Online Services, Inc. 2001 Supplemental Stock Incentive Plan, (iii) the AimTV, Inc. 1999 Employee Stock Option Plan and (iv) the 1999 RocketCash Corporation Stock Option Plan. The RocketCash and AimTV plans were assumed by NetZero prior to the Merger in connection with the acquisition of all of the outstanding capital stock of each company. In connection with the Merger, options to purchase 2,028,475 shares of NetZero common stock, which included the AIM TV options assumed by NetZero and converted into options to acquire NetZero common stock in connection with the AimTV acquisition, were assumed and converted into options to purchase 608,542 shares of our common stock and then transferred to the 2001 Supplemental Plan; and options to purchase 774,125 shares of Juno common stock were assumed and converted into options to purchase 414,543 shares of our common stock and then transferred to the 2001 Supplemental Plan. The AimTV options assumed by NetZero covered 32,475 shares of NetZero common stock and, when transferred to the 2001 Supplemental Plan following the Merger, were converted into options to acquire 9,742 shares of our common stock at a weighted-average exercise price of $3.43 per share. In connection with the acquisition of Classmates Online, Inc., we assumed options to purchase 785,584 shares of Classmates Online, Inc. common stock under the Classmates 1999 Plan and converted them into options to purchase 364,412 shares of our common stock; and we assumed options to purchase 378,479 shares of Classmates Online, Inc. common stock under the Classmates 2004 Plan and converted them into options to purchase 175,573 shares of our common stock. We also assumed the remaining unallocated share reserve under the Classmates 2004 Plan and converted that reserve into an additional 763,126 shares of our common stock available for future grant. All of the foregoing adjustments to the outstanding Classmates options and the remaining Classmates 2004 Plan reserve were made in accordance with the applicable exchange ratio in effect for the Classmates acquisition. The Classmates 1999 Plan provides that the shares underlying any options which are forfeited upon termination of employment will become available for subsequent award under the Classmates 2004 Plan. In connection with the acquisition of FTD Group, Inc., we assumed the unallocated share reserve under the 2005 FTD Plan and converted that reserve into an additional 1,462,338 share of our common stock available for future grant. The adjustment to the share reserve was made in accordance with the exchange ratio established by the Board of Directors in accordance with Nasdaq rules.

(4)
This column reflects the aggregate number of shares of our common stock to be issued upon the exercise of options and the vesting of restricted stock units outstanding as of December 31, 2008.

(5)
The calculation in this column does not take into account 7,334,810 shares of our outstanding common stock underlying outstanding restricted stock units. Such shares will be issued at the time the restricted stock units vest, without any cash consideration payable for those shares.

(6)
The 2001 Plan, the ESPP and the 2001 Supplemental Plan each contain a provision whereby the share reserve under the plan will automatically increase on the first business day of January each year that the plan remains in existence. The increase for each plan will be limited to the lesser of a specified number of shares or a percentage of our outstanding common stock as of the last business day of the calendar year immediately preceding the increase. The 2001 Plan will be increased each year by the lesser of 4.0% of the outstanding common stock and 1,950,000 shares; the 2001 Supplemental Plan will be increased each year by the lesser of 0.5% of the outstanding common stock and 214,200 shares; and the ESPP will be increased each year by the lesser of 1.5% of the outstanding common stock and 975,000 shares.

(7)
Excludes purchase rights outstanding under the ESPP. Under the ESPP, each eligible employee may purchase up to 3,750 shares of our common stock at semi-annual intervals on the last business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee's entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the purchase date.

(8)
As of December 31, 2008, 2,134,367 shares of our common stock remained available for issuance under the 2001 Plan and 3,490,821 shares of our common stock remained available for issuance under the ESPP. The shares available for issuance under the 2001 Plan may be issued upon the exercise of stock options or stock appreciation rights granted under such plan, or those shares may be issued through direct stock issuances or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods. Shares may also be issued as a bonus for services rendered to the company, without any cash payment required from the recipient.

The 2001 Supplemental Plan

        Eligible individuals under the 2001 Supplemental Plan include continuing employees (other than executive officers) and independent consultants in our service or the service of our subsidiaries. In addition, newly-hired employees (including newly-hired executive officers) may receive an award under the 2001 Supplemental Plan in connection with their commencement of employment with us. The 2001 Supplemental Plan also contains an automatic share increase provision pursuant to which the share reserve will automatically increase on the first trading day of January each year over the ten-year term of the plan by an amount equal to 0.5% of the outstanding shares of our common stock on the last trading day in the immediately preceding calendar year, up to a maximum annual increase of 214,200 shares (adjusted for any subsequent stock dividends, stock splits, recapitalizations or similar transactions affecting our common stock). Awards under the 2001 Supplemental Plan may be either in the form of stock option grants with exercise prices at, above or below the fair market value of our common stock on the award date or in the form of restricted stock or restricted stock unit awards. No option grants will have a maximum term in excess of 10 years, and each option grant or stock award will generally vest over one or more years of service or upon the completion of designated performance milestones. However, upon certain changes in control or ownership, those options and stock awards may vest in whole or in part on an accelerated basis. As of December 31, 2008, options and restricted stock units covering an aggregate of 1,355,782 shares of our common stock were outstanding under the 2001 Supplemental Plan, and 98,432 shares of our common stock remained available for future issuance.

Classmates Online, Inc. 2004 Plan as assumed by United Online

        Eligible individuals under the Classmates 2004 Plan include (i) employees, directors and officers of Classmates Online, Inc. or its subsidiaries and (ii) employees, directors and executive officers of United Online or its subsidiaries whose service commenced or commences after the date of our acquisition of Classmates Online, Inc. Awards under the Classmates 2004 Plan may be either in the form of non-statutory stock option grants with an exercise price of not less than 85% of the fair market value of our common stock on the grant date or in the form of restricted stock awards. No option grants will have a maximum term in excess of 10 years, and each option grant or stock award will generally vest over one or more years of service. However, upon certain changes in control or ownership, those options and stock awards may vest in whole or in part on an accelerated basis. As of December 31, 2008, options covering an aggregate of 297,713 shares of our common stock were outstanding under the Classmates 2004 Plan, and 527,513 shares of our common stock remained available for future issuance. The Classmates 1999 Plan provides that the shares underlying any options which are forfeited upon termination of employment will become available for subsequent award under the Classmates 2004 Plan. As of December 31, 2008, options to purchase 8,731 shares of our common stock were outstanding under the Classmates 1999 Plan.

FTD Group, Inc. 2005 Equity Incentive Award Plan, Amended and Restated as of October 29, 2008

        Eligible individuals under the 2005 FTD Plan include (i) employees and consultants employed by FTD Group, Inc. or its subsidiaries and (ii) employees, consultants and directors of United Online or its subsidiaries whose service commenced or commences after the date of our acquisition of FTD Group, Inc. Awards under the 2005 FTD Plan may be in the form of non-statutory stock option grants, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance shares, performance stock units, dividend equivalent rights, or other stock-based awards. No option grants or stock appreciation rights will have a maximum term in excess of 10 years. Each option grant or other equity award under the plan will generally vest over one or more years of service. However, upon certain changes in control or ownership, those awards may vest in whole or in part on an accelerated basis. As of December 31, 2008, restricted stock units covering an aggregate of 910,000 shares of our common stock were outstanding under the 2005 FTD Plan, and 552,338 shares of our common stock remained available for future issuance.

RELATED-PARTY TRANSACTIONS

        Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related-party transactions unless such transactions have been approved by a comparable committee of the Board of Directors or the Board of Directors as a whole. Pursuant to our Code of Ethics, without full disclosure and prior written approval, our executive officers and directors are not permitted to make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest. Our executive officers and directors are required to make such disclosure to, and receive the prior written approval of, our General Counsel and the Chairman of the Audit Committee, or such other individual or committee of the Board of Directors as may be designated by the Board of Directors with respect to any related-party transactions. A current copy of the Code of Ethics is available on our corporate Web site (www.unitedonline.com) under "Investor Relations."

 AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the company's audited consolidated financial statements for the year ended December 31, 2008, included in the company's Form 10-K for that period.

        Composition and Charter.    The Audit Committee of our Board of Directors currently consists of four independent directors, as that term is defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules: Mr. Phanstiel, who serves as Chairman of the Audit Committee, Messrs. Armstrong and Coleman and Ms. Scott. The Audit Committee operates under a written charter adopted by our Board of Directors, which was amended in March 2007 and is attached as Appendix A to the proxy statement for the annual meeting of stockholders held in 2007, which was filed with the SEC on April 23, 2007. The Board of Directors and the Audit Committee review and assess the adequacy of the charter of the Audit Committee on an annual basis.

        Responsibilities.    The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to our stockholders and others; reviewing our systems of internal control over financial reporting, disclosure controls and procedures and the company's financial reporting process that management and the Board have established; and endeavoring to maintain free and open lines of communication among the Audit Committee, the company's independent registered public accounting firm and management. The Audit Committee is also responsible for the review of all critical accounting policies and practices to be used by the company; the review and approval or disapproval of all proposed transactions or courses of dealings that are required to be disclosed by Item 404 of Regulation S-K that are not otherwise approved by a comparable committee or the entire Board; and establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to secure independent expert advice to the extent the Audit Committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the Audit Committee in fulfilling its duties and responsibilities.

        It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company's consolidated financial statements. Management is responsible for preparing the company's consolidated financial statements, and has the primary responsibility for assuring their accuracy and completeness, and the independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing its opinion as to their presenting fairly in accordance with accounting principles generally accepted in the United States of America ("GAAP") the company's financial condition, results of operations and cash flows. However, the Audit Committee does consult with management and the company's independent registered public accounting firm prior to the presentation of consolidated financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the company's financial affairs. In addition, the Audit Committee is responsible for the oversight of the independent registered public accounting firm; considering and approving the appointment of and approving all engagements of, and fee arrangements with, the company's independent registered public accounting firm; and the evaluation of the independence of the company's independent registered public accounting firm.

        In the absence of their possession of information that would give them a reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them by, and on the representations made by, the company's management and the company's independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee's authority and oversight responsibilities do not independently assure that the audits of the company's consolidated financial statements are conducted in accordance with auditing standards generally accepted in the United States of America, or that our consolidated financial statements are presented in accordance with GAAP.

        Review with Management and Independent Registered Public Accounting Firm.    The Audit Committee has reviewed and discussed the company's audited consolidated financial statements (including the quality of the company's accounting principles) with the company's management and the company's independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee has consulted with management and PricewaterhouseCoopers LLP prior to the presentation of our consolidated financial statements to stockholders. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including, among other items, matters related to the conduct by the independent registered public accounting firm of the audit of the company's consolidated financial statements. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the company, including whether its provision of non-audit services has compromised such independence.

        Conclusion and Reappointment of Independent Registered Public Accounting Firm.    Based on the reviews and discussions referred to above in this report, the Audit Committee recommended to the company's Board of Directors that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC, and in January 2009 appointed PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

        Submitted by the Audit Committee of the Board of Directors:

Howard G. Phanstiel James T. Armstrong Kenneth L. Coleman Carol A. Scott

        Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, and reference to the independence of the audit committee members are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% beneficial owners are required to furnish us with copies of all of the forms that they file.

        Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2008, our officers, directors, greater-than-10% beneficial owners, and other persons subject to Section 16(a) of the Exchange Act filed on a timely basis all reports required of them under Section 16(a) so that there were no late filings of any Form 3 or Form 5 reports or late Form 4 filings with respect to transactions in United Online's stock.

Annual Report

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009, will be made available over the Internet as set forth in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials, including our Annual Report on Form 10-K, via email until you elect otherwise. If you have previously elected to receive paper copies of our proxy materials, you will continue to receive these materials, including our Annual Report on Form 10-K, in paper format until you elect otherwise. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K; Available Information

        Stockholders may request a paper or email copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, free of charge, by following the instructions in the Notice. All reports and documents we file with the SEC are also available, free of charge, on our corporate Web site (www.unitedonline.com) under "Investor Relations."

BY ORDER OF THE BOARD OF DIRECTORS OF UNITED ONLINE, INC.

Frederic A. Randall, Jr. Executive Vice President, General Counsel and Secretary

Woodland Hills, California
April 29, 2009

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000000000025309_1 R2.09.03.17 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 James T. Armstrong 02 Dennis Holt UNITED ONLINE, INC. 21301 BURBANK BLVD. WOODLAND HILLS, CA 91367 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 14, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 14, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009. NOTE: The Company may transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000025309_2 R2.09.03.17 United Online, Inc. Proxy United Online Annual Meeting of Stockholders June 15, 2009 This Proxy is Solicited on Behalf of the Board of Directors of United Online, Inc. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . UNITED ONLINE, INC. Annual Meeting of Stockholders June 15, 2009 10:30 AM This Proxy is solicited on behalf of the Board of Directors of United Online, Inc. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 15, 2009 and the Proxy Statement, and appoints Mark R. Goldston, Scott H. Ray and Neil P. Edwards and each of them, the Proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $0.0001 per share, of United Online, Inc., a Delaware corporation, that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of United Online, Inc. to be held on Monday, June 15, 2009 at 10:30 a.m. Pacific time at the Hilton Woodland Hills, 6360 Canoga Avenue, Woodland Hills, California 91367, or at any and all adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. The Board of Directors recommends a vote FOR the election of each of the director nominees listed on the reverse side, and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified on the reverse side. IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, IN FAVOR OF THE OTHER PROPOSALS SET FORTH ON THE REVERSE SIDE AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. (Continued and to be marked, dated and signed on the other side)

QuickLinks

MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL ONE: ELECTION OF DIRECTORS
Director Summary Compensation Table
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
RELATED-PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT